             As filed with the Securities and Exchange Commission

                                on March 1, 1996

                                                     Registration No. 33-92990
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1

                                      TO
                                   FORM S-1

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           TIAA REAL ESTATE ACCOUNT
            (Exact name of registrant as specified in its charter)

                                   New York
        (State or other jurisdiction of incorporation or organization)

                               (Not applicable)
           (Primary Standard Industrial Classification Code Number)

                               (Not applicable)
                     (I.R.S. Employer Identification No.)

           c/o Teachers Insurance and Annuity Association of America
                               730 Third Avenue
                        New York, New York  10017-3206
                                (212) 490-9000
              (Address including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            Peter C. Clapman, Esquire
             Teachers Insurance and Annuity Association of America
                               730 Third Avenue
                        New York, New York  10017-3206
                                (212) 490-9000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:
                            Paul J. Mason, Esquire
                         Sutherland, Asbill & Brennan
                        1275 Pennsylvania Avenue, N.W.
                         Washington, D.C.  20004-2404

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X] If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K
              Showing Location of Information Required by Form S-1
             in Part I (Prospectus) of the Registration Statement

Item of Form S-1                     Caption or Location in Prospectus
----------------                     ---------------------------------

1.  Forepart of the Registration     Outside Front Cover Page
    Statement and Outside Front
    Cover Page of Prospectus

2.  Inside Front Cover and           Inside Front and Outside Back Cover Page
    Outside Back Cover Pages
    of Prospectus

3.  Summary Information, Risk        Summary; The Real Estate Account and
    Factors and Ratio of Earnings    TIAA; Risk Factors
    to Fixed Charges

4.  Use of Proceeds                  (Not Applicable)

5.  Determination of Offering Price  (Not Applicable)

6.  Dilution                         (Not Applicable)

7.  Selling Security Holders         (Not Applicable)

8.  Plan of Distribution             Distribution of the Contracts

9.  Description of Securities        Summary; The Annuity Contracts;
    to Be Registered                 Annuity Payments

10. Interests of Named Experts       (Not Applicable)
    and Counsel

11. Information with Respect to      Summary; The Real Estate Account and TIAA;
    the Registrant                   Investment Practices of the Account;
                                     General Investment and Operating Policies;
                                     Description of Properties; Risk Factors;
                                     Role of TIAA; Conflicts of Interest;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; Valuation of Assets; Management and Investment Advisory Arrangements;
                                     Federal Income Taxes; State Regulation;
                                     Legal Matters; Experts; Legal Proceedings;
                                     Financial Statements

12. Disclosure of Commission         (Not Applicable)
    Position on Indemnification for
    Securities Act Liabilities

                                    PART I

                      INFORMATION REQUIRED IN PROSPECTUS

                                  PROSPECTUS

                           TIAA REAL ESTATE ACCOUNT

                      A Variable Annuity Offered Through
                      Individual, Group and Tax-Deferred
                                Annuity Contracts

                                    Issued By

             TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA



            This prospectus tells you about the TIAA Real Estate Account (the "Real Estate Account" or the "Account"), a variable annuity investment option being offered through individual, group and tax-deferred annuity contracts issued by Teachers Insurance and Annuity Association of America ("TIAA"). Read it carefully before investing and keep it for future reference.

            The Real Estate Account is a segregated investment account of TIAA that provides variable individual and group annuities for retirement and tax-deferred savings plans at tax-exempt or publicly supported colleges, universities, and other educational and research institutions. The Account's main purpose is to accumulate, invest, and then disburse funds for your retirement, in the form of lifetime income or other payment options, by investing mainly in real estate and real estate-related investments.

            The contracts also offer a traditional (guaranteed) annuity option through TIAA's general account.

            As with all variable annuities, your accumulation and retirement income from the Account can increase or decrease, depending on how well the underlying investments do over time. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is __________ ___, 1996

                                TABLE OF CONTENTS
                                                                            Page

DEFINITIONS................................................................  4

SUMMARY....................................................................  7

THE REAL ESTATE ACCOUNT AND TIAA........................................... 11

INVESTMENT PRACTICES OF THE ACCOUNT........................................ 12

GENERAL INVESTMENT AND OPERATING POLICIES.................................. 18

DESCRIPTION OF PROPERTIES.................................................. 19

RISK FACTORS............................................................... 19

ROLE OF TIAA............................................................... 26

CONFLICTS OF INTEREST...................................................... 29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................ 30

VALUATION OF ASSETS........................................................ 32

MANAGEMENT AND INVESTMENT ADVISORY ARRANGEMENTS............................ 36


EXPENSE DEDUCTIONS......................................................... 37


THE ANNUITY CONTRACTS...................................................... 38

ANNUITY PAYMENTS........................................................... 53

FEDERAL INCOME TAXES....................................................... 55

GENERAL MATTERS............................................................ 59

DISTRIBUTION OF THE CONTRACTS.............................................. 61

PERIODIC REPORTS........................................................... 61

STATE REGULATION........................................................... 62

LEGAL MATTERS.............................................................. 62

EXPERTS.................................................................... 62

LEGAL PROCEEDINGS.......................................................... 62

ADDITIONAL INFORMATION..................................................... 62

FINANCIAL STATEMENTS....................................................... 63

APPENDIX A--DESCRIPTION OF PROPERTIES

APPENDIX B--MANAGEMENT OF TIAA

            The Account is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. All reports and information filed on behalf of the Account can be inspected and copied at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain of its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048.

            Reports to Participants. TIAA will mail to each participant in the Real Estate Account periodic reports relating to accumulations in the Account, and such other information as may be required by applicable law or regulation.

            THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

                                   DEFINITIONS

            Throughout the prospectus, "TIAA," "we," and "our" refer to Teachers Insurance and Annuity Association of America. "You" and "your" mean any participant or any prospective participant.

            Account - The TIAA Real Estate Account, a separate account of TIAA.

            Accumulation - The total value of your accumulation units in the Real Estate Account.

            Accumulation Fund - The assets of the Real Estate Account not dedicated to current retirement benefits or other liabilities.

            Accumulation Period - The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

            Accumulation Unit - A share of participation in the Real Estate Account for someone in the accumulation period.


            Annuity Fund - The assets in the Account that fund current retirement benefits.


            Annuity Partner - Anyone you name under a survivor income option to receive lifetime annuity income if you die. Your annuity partner can be your spouse, child, or anyone else eligible under current TIAA practices, subject to any limitations under the IRC and ERISA.

            Annuity Payments - Payments under any income option or method of payment.

            Annuity Unit - A measure used to calculate the amount of annuity payments due a participant.

            Beneficiary - Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before any guaranteed period of your income-paying annuity ends. You don't have to name the same beneficiary for each of these two situations.

            Business Day - Any day the New York Stock Exchange ("NYSE") is open for trading. A business day ends at 4 p.m. eastern time, or when trading closes on the NYSE, if earlier.

            Calendar Day - Any day of the year. Calendar days end at the same time as business days.

            Cash Withdrawal - Taking some or all of an accumulation as a single payment.

            Commuted Value - The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is calculated using the then-current value of the annuity unit, adjusted for investment gains or losses since the annuity unit value was last calculated.

            Contract - The document that sets forth the terms of your Real Estate Account annuity. There are separate contracts for the accumulation period and for the income-paying period for each annuity.

            CREF - The College Retirement Equities Fund, TIAA's companion organization.

            Eligible Institution - A private or public institution in the United States that is non-proprietary and non-profit. Private institutions have to be ruled tax-exempt under IRC section 501(c)(3) or earlier versions of the section and cannot be private foundations. The main purpose of any eligible institution must be to offer instruction, conduct research, serve and support education or research, or perform ancillary functions for such institutions.

            Employer - An eligible institution that maintains an employee retirement or tax-deferred annuity plan.

            ERISA - The Employee Retirement Income Security Act of 1974, as amended.

            General Account - All of TIAA's assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

            Income Option - Any of the ways you can receive Real Estate Account retirement income.

            Independent Fiduciary - The firm appointed by TIAA to provide independent fiduciary services to the Real Estate Account and which will be responsible for reviewing, approving, and/or monitoring certain aspects of the Account's operations.

            Internal Revenue Code or IRC - The Internal Revenue Code of 1986, as amended.

            Method of Payment - Any type of Real Estate Account death benefit available to a beneficiary.

            Participant - Any person who owns a Real Estate Account contract. Under certain arrangements, an employer can be the owner of the contract.

            Plan - An employer's retirement or tax-deferred annuity program.

            Premium - The amount you or your employer sends to the Real Estate Account to purchase retirement benefits.

            Survivor Income Option - An option that continues lifetime annuity payments to your annuity partner after you die.

            TIAA - Teachers Insurance and Annuity Association of
America.

            Valuation Day - Any day the NYSE is open for trading, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren't business days will end at 4 p.m. eastern time.

            Valuation Period - The time from the end of one valuation day to the end of the next.

                                     SUMMARY

            The following summary of prospectus information should be read together with the detailed information contained elsewhere in this prospectus.


The TIAA Real Estate Account

            This prospectus describes the TIAA Real Estate Account, a separate investment account of TIAA. Its investment objective is a favorable rate of return over the long term, primarily through rental income and capital appreciation from real estate investments owned by the Account. The majority of the Account's real estate investments will be ownership interests in income-producing office, industrial, retail, and multi-family residential properties. The Account can make other real estate- related investments, including mortgage loans and purchasing shares of real estate investment trusts and other entities engaged primarily in real estate-related activities. The Account will also invest in publicly-traded securities and other instruments to maintain liquidity to make distributions and cover capital expenditures and expenses. TIAA intends to provide additional liquidity to the Account as needed, according to its anticipated arrangement with the U.S. Department of Labor, as described on page 27. As with any variable account, we cannot assure you that the investment objective will be met. One factor critical to achieving the objective is whether we can find enough suitable investments for the Account at any particular time.


            TIAA, a nonprofit New York insurance company, manages the investment and reinvestment of the Real Estate Account's assets. For these services, TIAA receives fees from the assets of the Account. You don't have the right to vote on the management and operation of the Account. For more information, see "Management and Investment Advisory Arrangements," on page 36.


            Because the Account does not fall within the definition of "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"), it is neither registered as an investment company nor subject to regulation under the 1940 Act.

Risk Factors

            Investment in the Account involves significant risks, which are fully described in "Risk Factors," page 19. These include fluctuations in real estate values and the possibility that the Account won't receive the appraised or estimated value of a real property investment when it is sold. The Account may also sometimes have trouble selling some of its real estate investments on commercially acceptable terms, making it difficult to convert those investments into cash quickly.


            The Account's assets can be adversely affected by changes in local, national, or foreign economic conditions. You should, therefore, view it as a long-term investment. Also, since the Account has existed only for a short time, there is little operating history to look to in assessing how the Account might respond to different market conditions.



            Because it invests in real estate, the Account is also exposed to risks relating to environmental matters. For instance, if an investment property does not comply with certain environmental protection regulations, the liability for clean-up costs could exceed the Account's investment in the property (or the principal amount loaned by the Account as a mortgage lender).


Conflicts of Interest


            The Account is managed by TIAA employees. TIAA employees who manage the Account's real estate-related investments may also manage real estate-related investments of TIAA's general account. Similarly, the part of the Account invested in securities and other instruments not related to real estate is managed by employees who may also manage investments of TIAA's general account and other accounts that are not related to real estate. These employees could therefore face various conflicts of interest (see "Conflicts of Interest," page 29).


            TIAA's guarantee to provide liquidity for the Account under certain circumstances could also raise conflicts of interest (see "Liquidity Guarantee," page 26).

The Contracts


            The Real Estate Account is available (subject to regulatory approval) as a variable component to a number of different TIAA accumulating annuity contracts. The annuity contracts are a Retirement Annuity ("RA"), a Group Retirement Annuity ("GRA"), a Supplemental Retirement Annuity ("SRA"), a Group Supplemental Retirement Annuity ("GSRA"), and a Rollover Individual Retirement Annuity ("Rollover IRA"). Subject to regulatory approval, we expect to offer a new individual retirement annuity that will accept both rollovers and direct contributions ("New IRA") and a Keogh Plan Annuity ("Keogh"). (We refer to the Rollover IRA and New IRA collectively as the "IRAs".) RAs, SRAs, IRAs and Keoghs are issued to you directly. GRAs and GSRAs are issued under the terms of a group contract.

            The Real Estate Account is also available through a variety of income-paying annuity contracts. For details, see "Income Options," on page 48.



            Subject to the conditions described in this prospectus, you can allocate all or part of your premiums to the Real Estate Account under the accumulating contracts, although your employer's plan may restrict your ability to allocate premiums to the Real Estate Account under an RA, GRA, or GSRA contract. The specific terms of your plan or relevant tax laws also may limit the amount of premiums you are allowed to contribute or that may be contributed on your behalf. See "Remitting Premiums," page 73, "Possible Restrictions on Acceptance of Premiums," page 41, "Allocation of Premiums," page 76, and "Federal Income Taxes," page 55.



            Expense Deductions. We make daily deductions from the net assets of the Real Estate Account to pay the Account's operating and investment management expenses. The Account also pays TIAA for providing mortality, expense, and liquidity guarantees (see page 26). The current annual expense deductions from the assets of the Account total 0.70%: 0.40% for investment management services, 0.23% for administrative and distribution expenses, 0.05% for mortality and expense risks, and 0.02% for liquidity guarantees. We guarantee that these deductions, together, will never exceed 2.50% of the Account's assets annually. See "Expense Deductions," page 37.


            Transfers and Withdrawals. You can transfer your accumulation in the Account to TIAA's traditional annuity or to CREF at any time. We permit withdrawals from SRAs, GSRAs, and IRAs at any time. However, your employer's plan can restrict your ability to withdraw funds from RA and GRA contracts. Federal income tax law may also restrict your ability to transfer or withdraw funds. You may have to pay a tax penalty if you want to make a cash withdrawal before age 59-1/2. (See "Federal Income Taxes," page 55.)

Selected Financial Data


            The following selected financial data should be considered in conjunction with the financial statements and notes thereto for the Account to be provided herein. [AUDITED FINANCIAL STATEMENTS TO BE PROVIDED BY AMENDMENT.]

                                                                 July 3, 1995
                                               (date commenced operations) to
                                                            December 31, 1995
   Investment income:
        Real estate income, net:
                Rental income...................................    $165,762
                                                                  ----------
                Real estate property level
                  expenses and taxes:
                  Operating.....................................      29,173
                  Real estate taxes.............................      14,659
                                                                  ----------
                Total real estate property level expenses
                  and taxes ....................................      43,832
                                                                  ----------
                                       Real estate income, net       121,930

        Dividends and interest..................................   2,828,990
                                                                  ----------
                                      Total investment income     $2,950,830
                                                                  ==========
      Net realized and unrealized
       gain on investments......................................     $35,603
                                                                     =======

      Net increase in net assets
       resulting from operations...............................   $2,676,000
                                                                  ==========

      Net increase in net assets
       resulting from participant transactions..................$117,582,345
                                                                ============
      Net increase in net assets............................... $120,258,345
                                                                 ===========


                                                                   As of
                                                             December 31, 1995


   Total assets.................................................$143,177,421
                                                                ============
   Total liabilities............................................$ 22,919,076
                                                                ============
   Total net assets.............................................$120,258,345
                                                                ============
   Accumulation units outstanding...............................   1,172,498
                                                                   =========

   Accumulation unit value......................................     $102.57
                                                                     =======

                       THE REAL ESTATE ACCOUNT AND TIAA

            On February 22, 1995, the Real Estate Account was established by resolution of TIAA's Board of Trustees as a separate investment account of TIAA under New York law. As part of TIAA, the Account is subject to regulation by the State of New York Insurance Department ("NYID") and the insurance departments of some other jurisdictions in which the contracts are offered (see "State Regulation," page 62).

            Although TIAA owns the assets of the Real Estate Account, the Account's income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA's other income, gains, or losses. Under New York law, we cannot charge the Account with liabilities incurred by any other separate account which TIAA may create or other business activity TIAA may undertake.

            TIAA is a nonprofit stock life insurance company organized under the laws of New York State. It was founded on March 4, 1918, by the Carnegie Foundation for the Advancement of Teaching. All of the stock of TIAA is held by the TIAA Board of Overseers, a nonprofit New York membership corporation whose main purpose is to hold TIAA's stock. TIAA's headquarters are at 730 Third Avenue, New York, New York 10017-3206; there are also regional offices in Atlanta, Boston, Chicago, Dallas, Denver, Detroit, New York, Philadelphia, San Francisco, and Washington, D.C., and a service center in Denver. TIAA offers both traditional annuities, which guarantee principal and a specified interest rate while providing the opportunity for additional dividends, and variable annuities, whose return depends upon the performance of certain specified investments. TIAA also offers life, long-term disability, and long-term care insurance.


            TIAA employees manage the investment of the Account's assets. TIAA has been making mortgage loans for over 50 years. We are currently one of the largest and most experienced investors in mortgages and real estate equity interests in the nation. As of December 31, 1995, TIAA employees managed for TIAA's general account a mortgage portfolio of $21.0 billion. The vast majority of the portfolio is secured by investment-grade properties located throughout the U.S. Almost three-quarters of the TIAA general account's mortgage portfolio consists of mortgage loans made on office buildings and retail properties (i.e., shopping centers, including malls).



            As of December 31, 1995, TIAA employees oversaw for TIAA's general account a real estate equity portfolio of $7.0 billion, with properties located across the U.S. Office buildings and shopping centers comprise more than three-quarters of the real estate equity portfolio of the general account.

            TIAA  is  the  companion  organization  of  the  College  Retirement
Equities Fund ("CREF"), the first company in the United States to issue a variable annuity. CREF is a nonprofit membership corporation established in New York State in 1952. Together, TIAA and CREF form the principal retirement system for the nation's education and research communities and the largest retirement system in the U.S., based on assets under management. TIAA-CREF serves approximately 1.8 million people at about 5,800 institutions. As of December 31, 1995, TIAA's assets were approximately $79.8 billion; the combined assets for TIAA and CREF totalled approximately $160.6 billion (although CREF doesn't stand behind TIAA's guarantees).


            TIAA currently has one other separate account. TIAA may offer new investment accounts with different investment objectives in the future, as permitted by law.

                       INVESTMENT PRACTICES OF THE ACCOUNT

General

            The investment objective of the Real Estate Account is a favorable rate of return over the long term, primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account will also invest in publicly- traded securities and other instruments to maintain liquidity needed for capital expenses and to make distributions. As with any variable account, we cannot assure you that its investment objective will be met. One critical factor to achieving the objective is whether we can find enough suitable investments for the Account at any particular time.

            Usually, between 70% and 80% of the Account's assets will be invested directly in real estate or in real estate-related investments.


            We expect the majority of the Account's real estate investments to be direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest to a limited extent in other real estate-related investments, such as conventional mortgage loans, participating mortgage loans, and real estate partnerships. To a limited extent, the Account can also invest in real estate investment trusts, common or preferred stock of companies whose operations involve real estate (i.e., that own or manage real estate primarily), and collateralized mortgage obligations.


            Normally, between 20% and 30% of the Account will be invested in government and corporate debt securities, short-term money market instruments or cash equivalents, and, to some extent, common or preferred stock of companies that don't primarily own or manage real estate. In some circumstances, the Account can increase temporarily the portion of its assets invested in debt securities or money market instruments. This could happen because of a rapid influx of participants' funds, lack of suitable real estate investments, or a need for more liquidity.


            We do not expect that the Account will invest in foreign real estate or other types of foreign real estate-related investments initially, but it may do so as it grows. The percentage of the Account's assets in foreign investments will vary, but we expect that foreign investments will not be more than 25% of the Account's portfolio.


            In order not to be considered an "investment company" under the 1940 Act, the Account will limit its holdings of investment securities (as defined under the 1940 Act) to less than 40% of its total assets (not including U.S. Government securities and cash items). However, during its first year, the Account may keep a much larger part of its assets in short-term and other debt instruments or in equity securities.

            TIAA can, in its discretion, decide to change the operating policies of the Account or wind it down. This could happen if, for instance, the Account is smaller than expected. If the Account is wound down, you may be required to transfer your accumulations to TIAA's traditional annuity or any CREF account available under your employer's plan. You will be notified in advance if we decide to change or wind down the Account.

Investments in Direct Ownership Interests in Real Estate


            Acquisition. The Account's main investment policy is to acquire direct ownership interests in existing or newly-constructed income-producing real estate, including office buildings, multi-family residential properties, and retail and industrial properties. TIAA will invest a substantial part of the Account's assets in established properties that have existing rent and expense schedules or in new properties with predictable cash flows. The Account will usually acquire real estate that's ready for occupancy by tenants, which eliminates the development or construction risks inherent in buying unimproved real estate. However, from time to time the Account can, consistent with its objective, invest in a real estate development project. The Account can also buy recently-constructed properties that are subject to agreements with sellers that provide for certain minimum levels of income.


            Purchase-Leaseback Transactions. Some of the Account's investments can be real property purchase-leaseback transactions ("leasebacks"). In these transactions, the Account typically will buy land and income-producing improvements on the land, and simultaneously lease the land and improvements. Leasebacks can be for very long terms and may provide for increasing payments from the lessee.

            Usually, under a leaseback, the lessee will operate, or arrange for someone else to operate, the property. The lessee is responsible generally for all operating costs, including taxes, mortgage debt service, maintenance and repair of the improvements, and insurance. The Account can also give the lessee an option to buy the land and improvements after a period of years. The option exercise price may be based on factors such as the fair market value of the property, as encumbered by the lease, the increase in the gross revenues from the property, or other objective criteria.

            In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or "participate") in any increase in property value from building improvements or in the lessee's gross revenues from the building above a base amount (which may be adjusted if real estate taxes or similar operating expenses increase or upon other events). The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements. These interests include a first mortgage, other mortgage, or lien. In that case, the leaseback interest will be subject to greater risks.

Investments in Mortgages


            The Account can make mortgage loans or hold interests in mortgage loans made by it or others, generally on the same types of properties it would otherwise purchase. These will include commercial mortgage loans that may pay fixed or variable rates of interest or have "participating" features (as defined below). The Account's mortgage loans usually will be secured by properties that have income-producing potential based on historical or projected data. Mortgage loans usually will be non-recourse, which means they won't be the borrower's personal obligations. They usually will not be insured or guaranteed by government agencies or anyone else. We expect most of the Account's mortgage loans to be secured by first mortgages on existing income-producing property. First mortgage loans are secured by mortgages which have first-priority liens on the real property. These loans may be amortized, or may provide for interest-only payments, with a balloon payment at maturity.



            Participating Mortgage Loans. The Account may also seek to make mortgage loans which, in addition to charging interest, permit the Account to share (have a "participation") in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, calculated as a percentage of the revenues the borrower receives from
(i) operating the property and/or (ii) selling or refinancing the property or otherwise. Participations can also involve granting the Account an option to buy the property securing the loan or an option to buy an undivided interest in the property securing the loan.


            Managing Mortgage Loan Investments. When advisable and consistent with its investment objective, the Account can sell its mortgage loans, or portions of them, before maturity. TIAA can also extend the maturity of any mortgage loan made by the Account, consent to a sale of the property subject to a mortgage loan, finance the purchase of a property by making a new mortgage loan in connection with the sale of a property (either with or without requiring the repayment of the existing mortgage loan), renegotiate and restructure the terms of a mortgage loan, and otherwise manage the Account's mortgage loans.

Standards for Direct Ownership and Mortgage Loan Investments

            In making direct ownership investments and mortgage loan investments, TIAA will consider relevant real property and financial factors. These include the location, condition, and use of the underlying property, its operating history, its future income-producing capacity, and the quality, operating experience, and creditworthiness of the unaffiliated borrower.

            Before the Account acquires any direct ownership interest or makes a mortgage loan, TIAA will analyze the fair market value of the underlying real estate, taking into account the property's operating cash flow (derived from the historical and expected levels of rental and occupancy rates, and the historical and projected expenses of the property), supplemented by the general economic conditions in the area where the property is located. Ordinarily, each mortgage loan made by the Account will not exceed, when added to the amount of any existing debt, 85% of the appraised value of the mortgaged property, unless the Account is compensated for taking such additional risk.

Foreign Real Estate and Other Foreign Investments



            We don't expect that the Account will buy foreign real estate or make real estate-related investments in foreign countries initially, but it might do so as it grows. It might also invest in securities or other instruments of foreign governmental or private issuers that are consistent with its investment objective and policies. Often, different factors affect foreign and domestic investment decisions. For example, foreign real estate markets have different liquidity and volatility attributes than U.S. markets. Changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations can also affect foreign real estate investments. It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

            The value of investments that aren't denominated in U.S. dollars can go up or down as currency rates change. Rental income from those properties could be similarly affected by currency movements. Changes in currency exchange controls can also affect the value of the Account's foreign investments. The Account may seek to hedge its exposure to changes in currency rates and exchange control regulations, which could involve extra costs.

            We will consider the above factors and others before investing in foreign real estate, and won't invest unless our standards and objectives are met. Depending on investment opportunities, the Account's foreign investments could at times be concentrated in one or two foreign countries. The percentage of the Account's foreign investments will vary. However, we expect that foreign investments will be no more than 25% of the Account's portfolio.

Other Real Estate-Related Investments

            The Account can make other real-estate related investments, including holding shares of real estate investment trusts, common or preferred stock of companies whose business involves real estate, and collateralized mortgage obligations.

            Real Estate Investment Trusts. Real estate investment trusts ("REITs") are publicly-owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. REITs attempt to optimize share value by acquiring and developing new projects. They also refurbish, upgrade, and renovate existing properties to increase rental rates and occupancy levels. REITs seek higher cash flows by negotiating for rental increases on existing leases, replacing expiring leases with new ones at higher rates, and improving occupancy rates.

            REITs must distribute 95% of their net earnings to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. While a REIT's yield is relatively stable, its price fluctuates with interest rates. Other factors can also affect a REIT's price. For example, a REIT can be affected by such factors as cash flow dependency, the skill of its management team and defaults by lessees or borrowers. In the event of a default by a lessee or borrower, a REIT may experience delays in enforcing its rights as a lessor or mortgagee and may incur substantial costs associated with protecting its investments.

            REITs invest in real property and mortgages, and therefore are subject to many of the same risks as the Real Estate Account. See "Risk Factors," page 19 and "Risks of REIT Investments," page 25.

Stock of Companies Involved in Real Estate Activities.

            The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks can be listed on one or more U.S. or foreign stock exchanges or traded over-the- counter in the U.S. or abroad. Like other equity securities, these stocks are subject to market risk -- their price can go up or down in response to changes in the financial markets. They are also subject to financial risk, which comes from the possibility that current earnings will fall or that overall financial soundness will decline, reducing the security's value.

            Collateralized Mortgage Obligations. The Account can invest in collateralized mortgage obligations ("CMOs") that are fully collateralized by a portfolio of mortgages or mortgage-related securities. CMO issuers distribute principal and interest payments on the mortgages to holders of the CMOs according to the distribution schedules of each CMO. Some classes of CMOs may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular CMO may be more or less than for other mortgage-related securities. CMOs may also be less marketable than other securities.

            CMO interest rates can be fixed or variable. Variable- rate CMOs may be structured to adjust inversely with and more rapidly than short-term interest rates. As a result, their market value tends to be more volatile than other CMOs.

Other Investments

            The Account can invest in securities issued or guaranteed by the U.S. Government or one of its agencies and instrumentalities, and debt securities of foreign governments or multinational organizations. The Account can also invest in corporate debt securities, asset-backed securities, and money market instruments or cash equivalents issued by domestic or foreign entities. It can also buy limited amounts of common or preferred stock of domestic or foreign companies that aren't involved primarily in real estate.

            The Account will buy only investment-grade debt securities that are rated, at the time of purchase, within the top four categories by a nationally recognized rating organization or, if not rated, that are deemed to be of equivalent quality by TIAA.

            The Account's money market instruments or cash equivalents will usually be high-quality short-term debt obligations. These investments include, but are not limited to, securities issued or guaranteed by the U.S. Government or one of its agencies and instrumentalities, commercial paper, certificates of deposit, bankers' acceptances, repurchase agreements, interest- bearing time deposits, and corporate debt securities.


            From time to time, particularly during the Account's first year, a significant percentage of the Account may be invested in liquid assets while we look for suitable real property investments. Liquid assets don't have to be real estate-related. The Account also can temporarily increase the percentage of its liquid assets under particular circumstances. These include the rapid influx of participants' funds, lack of suitable real estate investments, or a need for greater liquidity.



                    GENERAL INVESTMENT AND OPERATING POLICIES


            The Account doesn't intend to buy and sell any direct ownership interests in properties, mortgage loans, leasebacks, or other real estate investments simply to make short-term profits by their sale. However, the Account may sell investments to raise cash, if market conditions dictate, or otherwise. The Account will reinvest any proceeds from sales of assets (and any cash flow from operations) that it doesn't need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

            Appraisals. When acquiring properties, leasebacks, or other real estate investments, the Account will rely on TIAA's analysis of the investment and usually won't receive an independent appraisal before an acquisition. However, the Account will get an independent appraisal when it makes mortgage loans. We expect that the Account's properties and participating mortgage loans will be appraised or valued annually by an independent state-certified appraiser who is a member of a professional appraisal organization.

            Borrowing. Usually, the Account won't borrow money to purchase direct ownership interests in real properties -- i.e., these investments will be unleveraged. However, the Account may use a line of credit to meet short-term cash needs. While the properties the Account acquires ordinarily will be free and clear of mortgage indebtedness immediately after their acquisition, it is possible that the terms of a short-term line of credit may require the Account to secure a loan with one or more of its properties or other assets.


            Joint Investments. While the Account will often own the entire fee interest in a property, it can also hold other ownership interests. The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in- common, or other legal arrangements. The Account cannot hold real property jointly with TIAA or its affiliates.



            Diversification. We have not placed percentage limitations on the type and location of properties that the Account can buy. However, the Account plans to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon the availability of suitable investments and how much the Account has available for investment at any given time.


            Discretion to Evict or Foreclose. TIAA can decide when it is in the best interests of the Account to evict defaulting tenants or to foreclose on defaulting borrowers. When deciding to evict or foreclose, TIAA will take a course of action that it concludes is in the best interests of the Account in order to maintain the value of an investment.


            Property Management and Leasing Services. We usually will hire a management company to perform local property management services for properties the Account owns and operates. The local management company will be responsible for day-to-day management of the property, supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs, replacements, and capital improvements. The local manager will also review market conditions in order to recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire one or more leasing companies to perform leasing services for any property with actual or projected vacancies, if the property management company doesn't already provide those services. The leasing companies will coordinate with the property management company to provide marketing and leasing services. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account's cash flow from a property.


            We won't usually need a management services company for mortgage loans (except for mortgage servicing), but we might decide that those services are desirable when we are foreclosing on a mortgage loan.

                            DESCRIPTION OF PROPERTIES


            As of the date of this prospectus, the Account has purchased six properties for its portfolio, consisting of two multi-family residential complexes, one neighborhood shopping center, one office building and two industrial properties. These properties are described in detail in Appendix A. Real estate investments made on behalf of the Account after the date of this prospectus will be described in supplements to the prospectus, as appropriate.



                                 RISK FACTORS

            Participants  should consider  various risks before investing in the
Account. These include valuation risks (see "Valuation of Assets," page 32), conflicts of interest (see "Conflicts of Interest," page 29), and the following:

Risks of Real Property Ownership

            General Risks of Real Property Ownership. The Account will be subject to the risks inherent in owning real property. They include fluctuations in occupancy rates and operating expenses, unanticipated repairs and renovations (particularly in older structures), and variations in rental rates and property values. Many factors can adversely affect rental rates and property values. These include the state of the economy (local, national or global), changing supply and demand for the type of properties the Account invests in, natural disasters or man-made events, zoning laws, real property tax rates, and other governmental rates and fiscal policies.

            Operating the Account's real property mainly involves renting to tenants. There are risks associated with rentals. For example if a lease is terminated because the tenant is unable to pay the rent (including when a bankruptcy court has rejected the tenant's lease), the Account's cash flow will be reduced. If we terminate a lease, we might not be able to find a new tenant without incurring a loss.

            The inability to attract and retain tenants, which means that rental income declines, is another risk for the Account. Third parties in purchase-leaseback transactions may renege or default on rental agreements or rent guarantees. We also can't assure that operating a property will produce a satisfactory profit because operating costs can increase in relation to a property's gross rental income. In particular, property taxes and utility, maintenance, and insurance costs may go up. The Account may have to advance funds to third parties to protect its investment, or sell properties on disadvantageous terms in order to raise needed funds.

            While the Account intends to reinvest cash flow from investments, we can't guarantee that those investments will generate enough income to pay the Account's operating and other expenses.


            Resale of Real Property. Because the Account invests in real property, its investments may be illiquid compared to the readily-marketable securities held by other variable annuity accounts. A poor market for real estate can make it harder to sell any particular investment for its full value. This could lead to losses or reduced profits for the Account. The risk that resale will be difficult will vary with the size, location, and type of investment. The Account might not be able to sell a property at a particular time or price. Although the Account ordinarily would sell real property for cash, the Account may at times find it necessary to provide financing to purchasers.

            Risks with Purchase-Leaseback Transactions. Risks under purchase-leaseback transactions relate to the ability of the lessee to make required payments to the Account. Because subleases are usually for shorter terms than the leaseback, the lessee's ability to make payments to the Account may depend on successfully renewing any subleases or finding new subtenants. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.


            Properties Acquired Prior to Completion of Development and Construction and Recently-Constructed Properties. If the Account chooses to develop a real property, it faces the risk of delays or unexpected increases in the cost of property development and construction. These risks can come from over-building, which lowers demand for rentals. They can also be the result of slower growth in local economies, poor performance of local industries, higher interest rates, strikes, bad weather, material shortages, or increases in material and labor costs. We can't guarantee that once a property is developed it will operate at the income and expense levels we projected before developing it. We also can't guarantee that a property will be developed the same way we originally planned.



            The Account may buy recently-constructed properties that are subject to agreements with sellers that provide for certain minimum levels of income. We can't guarantee that the sellers or other parties will be able to carry out their obligations under those agreements. We also can't assure you that when these agreements expire or the seller defaults, the operating income from the properties will be enough to produce as good a return as the Account was getting from those properties before the expiration or default.


Risks of Joint Ownership


            Investing in joint venture partnerships or other forms of joint property ownership sometimes involves risks that don't apply when properties are owned directly. These risks include the co- venturer's bankruptcy or the co-venturer's having interests or goals inconsistent with those of the Account. If a co-venturer doesn't follow the Account's instructions or adhere to the Account's policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected. A co-venturer also can make it harder for the Account to transfer its interest in the joint form of ownership. A co-venturer could have the right to decide whether and when to sell the property. As a result, it could be hard for the Account to sell joint ownership investments.


Risks of Mortgage Loan Investments


            General Risks of Mortgage Loans. The main risk of a mortgage loan investment is that the borrower defaults. If that happens, the Account would have to foreclose on the underlying property to protect the value of its mortgage loan, or pursue other remedies. Since the Account will usually make non-recourse mortgage loans, it will usually rely solely on the value of the underlying property for its security. Mechanics', materialmen's, governmental, and other liens on the property may have or obtain priority over the Account's security interest.


            The unamortized principal amount due under a mortgage loan will be payable in a lump sum payment at the end of the loan term. Unless the borrower has large cash reserves, it may not be able to make this payment unless it can refinance the mortgage loan with another lender.

            If interest rates are volatile during the investment period, the Account's variable-rate mortgage loans could have lower yields.

            Prepayment Risks. The Account's mortgage loan investments will usually be subject to the risk that the borrower decides to prepay the loan. Prepayments can change the Account's return because we may be unable to reinvest the prepaid proceeds at as good an interest rate as the original mortgage loan rate.


            Loan-to-Value Ratio. The larger the mortgage loan compared to the fair market value of the property securing it, the greater the loan's risk. The Account therefore usually won't make mortgage loans of more than 85% of the appraised value of the property. (It will make larger loans only if it's compensated for the extra risk.) However, we can't guarantee that if a borrower defaults, the Account will be able to sell the property for its estimated or appraised value.



            Interest Limitations. Because state laws could change during the term of a loan or for other reasons, we might not always be able to determine with certainty whether the interest rate we are charging on mortgage loans complies with state usury laws that limit rates. If we inadvertently violate those laws, we could incur such penalties as restitution of excess interest, unenforceability of debt, and treble damages.


            Risks of Participations. A participating mortgage loan could have a relatively low fixed interest rate and provide for payment of a percentage of revenues from the property or sale proceeds. In that case, if the property doesn't generate revenues or appreciate in value, the Account will have given up a potentially greater fixed return without receiving the benefit of appreciation. It's also possible that in very limited circumstances, a court could characterize the Account's participation interest as a partnership or joint venture with the borrower. The Account would then lose the priority its security interest would otherwise have been given, or be liable for the borrower's debts.


General Risks of All Types of Real Estate-Related Investments

            Appraisal Risks. We may rely on appraisals from real estate professionals to value properties. However, appraisals are only estimates based on the professional's opinion and may not be the amount the Account receives if it sells the property. If appraisals are too high, participants sending in premiums will be credited with fewer accumulation units than if the value were lower. Participants withdrawing funds or receiving income when appraisals are too high will receive more money than they would otherwise be entitled to, which hurts other participants. If appraisals are too low, participants sending in premiums would be credited with too many accumulation units, which hurts other participants. Payments to participants making cash withdrawals or receiving income would be lower when appraisals are too low than they would have been if the appraisals were higher.


            Inaccurate appraisals can also affect the fees the Account pays to TIAA, since TIAA's fees are based on the Account's value (see "Conflicts of Interest," page 29).


            Investment Opportunities; Size of Account. We can't guarantee that good investment opportunities will come up at the same time funds are available for investment. In addition, the Account may have to forego investment opportunities if it does not have sufficient money to invest.


            It will be more difficult to diversify the Account's investments when the Account is small. Returns from the Account would, in that case, be more dependent on the performance of any one investment than if the Account were larger and more diversified.


            Casualty Losses. We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account's real property and properties securing mortgage loans or subject to purchase-leaseback transactions. However, some types of catastrophic losses are uninsurable or so expensive to insure against that it doesn't make sense to buy insurance for them. These may include losses from earthquakes, wars, nuclear accidents, floods, or environmental or industrial hazards or accidents. If a disaster that we haven't insured against occurs, the Account could lose both invested principal and any future profits from the property affected.

            Some leases may permit a tenant to terminate its obligations in certain catastrophic situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant's space is vacant.


            Regulatory and Environmental Risks. The imposition of restrictive zoning regulations and land use controls, strict air and water quality standards, and noise pollution regulations by local, state, federal, and foreign governmental authorities could limit the availability of suitable investments for the Account and could increase any construction and operating costs of the Account.



            In addition, changes in local, state, federal, or international environmental regulations on the use or presence of hazardous or toxic materials or waste could raise the cost of owning and maintaining properties. It could be harder for the Account to maintain, sell, rent, finance, or refinance properties or property interests affected by new environmental regulations because of the increased costs associated with regulatory compliance. Under some federal statutes, the Account's potential liability for environmental damage could exceed the value of the Account's investment in a property.



            Under various federal, state, and local environmental regulations, a current or previous property owner or operator, and sometimes a mortgagee, may be liable for the cost of removing or cleaning-up hazardous or toxic substances on, in or released from a property. The Account could be liable for those costs on its properties, even if we didn't know of, and weren't responsible for, the presence or release of the hazardous or toxic substances. The presence of any hazardous or toxic substances, or the failure to clean up those substances properly, can limit an owner's ability to sell or rent a property. The Account could also be liable for the cost of removal or clean up of those substances at a disposal or treatment facility, even if we don't own the facility. Under current environmental regulations, the cost of any required clean-up and the liability of the owner, operator, or mortgagee is usually not limited and could exceed the property's value or the aggregate assets of the owner or operator. In an extreme case, the Account could be required to incur significant costs because of a single real estate investment if it were legally required to pay for cleaning up an environmental hazard.



            Various environmental regulations also require property owners or operators to monitor business activities on their premises that affect the environment. Failure to comply with those requirements could make it difficult to lease or sell any affected property or subject the Account to monetary penalties.

Risks of REIT Investments

            REITs invest in real property and mortgages, and therefore are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk -- price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

Risks of Liquid Investments

            The Account's investments in securities and other instruments are subject to several types of risks. One is financial risk, which for debt securities and other fixed-income instruments comes from the possibility the issuer won't be able to pay principal and interest when due. For common or preferred stock, it comes from the possibility that the issuer's current earnings will fall or that its overall financial soundness will decline. Another kind of risk is market risk -- price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates. Finally, volatile interest rates may affect current income from an investment.

Other Risks


            Risk of Unspecified Investments. As of the date of this prospectus, the Account has invested only a portion of its assets in real estate and we can't tell you with certainty when and if the Account will be fully invested. While we intend to supplement this prospectus periodically to describe the Account's property investments, it is unlikely that supplements will be available for your review prior to the completion of a property acquisition. As a result, if you invest in the Account you won't have the opportunity to evaluate for yourself the economic merit of any property investments that the Account may make. You therefore must rely solely upon the judgment and ability of TIAA to select investments consistent with the Account's investment objective and policies.


            Investment Company Act of 1940. We intend to operate the Account so that it will not have to register as an "investment company" under the 1940 Act. This will require monitoring the Account's portfolio so that it won't have more than 40% of total assets (other than U.S. Government securities and cash items) in investment securities (as defined under the 1940 Act). As a result, the Account may be unable to make some potentially profitable investments.

                                 ROLE OF TIAA


            TIAA's general account plays a significant role in operating the Real Estate Account. Initially, it supplied the Account's initial capital, or "seed money." On an ongoing basis, it also provides a liquidity guarantee -- i.e., TIAA ensures that the Account has funds available to meet transfer or cash withdrawal requests. (See "Liquidity Guarantee," page 26.)


Seed Money


            On July 3, 1995, TIAA contributed $100 million to the Account in exchange for $100 million in accumulation units, to enable the Account to purchase a diverse portfolio of properties without having to wait to receive premiums.



            TIAA will redeem a portion of its seed money investment monthly, according to a five-year fixed repayment schedule approved by the New York Insurance Department ("NYID"). This schedule requires TIAA to begin redeeming the seed money investment (1) on October 2, 1997, or (2) on the date the Account's assets first reach $200 million, whichever comes first.


            TIAA's accumulation units will be redeemed at net asset value at the time of redemption.


            Because of its seed money investment, TIAA owned accumulation units representing 85.3% of the Account's net assets, as of December 31, 1995.


Liquidity Guarantee


            Subject to federal income tax considerations and, where applicable, the terms of your plan, you can redeem accumulation units daily by making cash withdrawals or transfers from the Account. If the Account's cash flow (from premiums and investment income) and liquid investments are insufficient to fund redemption requests, TIAA's general account intends to fund them by purchasing accumulation units, subject to Department of Labor approval. When TIAA purchases units to keep the Account liquid ("liquidity units") or TIAA sells liquidity units back to the Account, the number of accumulation units TIAA holds will go up or down. TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can only make a cash withdrawal consistent with the terms of your plan.


            As TIAA buys liquidity units, it may end up owning more of the Real Estate Account than anticipated. An independent fiduciary (see below) will monitor whether liquidity units held by TIAA's general account have, together with the accumulation units representing TIAA's seed money investment (if still not redeemed), exceeded a specific percentage of the Account's total outstanding accumulation units. If so, TIAA may be required to redeem some of its liquidity units. The independent fiduciary may require the number of liquidity units TIAA holds to be reduced when the Account has uninvested cash or liquid investments available. The independent fiduciary may also select properties for the Account to sell so that TIAA can redeem liquidity units. See "Role of the Independent Fiduciary," below.


            The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See "Liquidity Guarantee Deduction," page 37.



TIAA's ERISA Fiduciary Status

            To the extent that assets of a plan subject to ERISA are allocated to the Account, TIAA will be acting as an "investment manager" (as that term is defined under ERISA) and a fiduciary under ERISA with respect to those assets.



Role of the Independent Fiduciary

            TIAA's purchase and sale of liquidity units raises certain technical issues under ERISA. TIAA therefore filed an application for a prohibited transaction exemption with the U.S. Department of Labor ("DOL"). Although we currently anticipate that the DOL will issue the requested exemption shortly and, in any event, prior to there arising a need for TIAA's purchase of liquidity units, we can't assure you that it will do so on the terms and conditions requested by TIAA. In connection with the DOL application, TIAA has appointed an "independent fiduciary" for the Real Estate Account.


            Institutional Property Consultants, Inc., a registered investment adviser in business since 1983, serves as the Account's independent fiduciary. The independent fiduciary's responsibilities include: (1) reviewing and approving the Account's investment guidelines and any changes to them; (2) monitoring whether the properties the Account buys conform to the investment guidelines; (3) reviewing and approving valuation procedures and any changes to them; (4) approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal; (5) reviewing and approving how we value accumulation and annuity units; (6) approving the appointment of all independent appraisers; (7) reviewing the purchase and sale of units by TIAA to ensure that we use the correct unit values; and (8) reviewing the seed money redemption schedule. If the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is otherwise necessary to assure the Account has correctly valued a property, it can require appraisals besides those normally conducted.


            After (and, if necessary, before) the period during which the Account must repay TIAA's seed money investment, the independent fiduciary will calculate the percentage of total accumulation units that TIAA's ownership shouldn't exceed (the "trigger point"). The independent fiduciary will also create a method for changing the trigger point. It must approve any adjustment of TIAA's interest in the Account and can require an adjustment. If TIAA's investment reaches the trigger point, the independent fiduciary may plan and participate in any program for selling the Account's assets. This can include selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary's opinion, are desirable to reduce TIAA's ownership in the Account or to facilitate winding down the Account.

            The independent fiduciary will supervise the Account during any winding down of operations. It will review any program for selling the assets of the Account during that time. This review can include selecting the properties to be sold, providing sales guidelines, and approving the sale of the properties in the Account, if in the independent fiduciary's opinion, the sales would facilitate winding down.

            The independent fiduciary will also review any other transactions or matters involving the Account that TIAA submits for review to determine whether those transactions are fair and in the Account's best interest.

            TIAA appointed the independent fiduciary for a five-year term, and has established a special subcommittee of its Board of Trustees with authority to renew the appointment or remove the independent fiduciary. When the term ends, the independent fiduciary will not be reappointed unless more than 75% of the subcommittee members approve. Before the term ends, the independent fiduciary can be removed by the vote of the majority of subcommittee members after at least 180 days' written notice. In addition, the independent fiduciary can resign after at least 180 days' written notice. If the independent fiduciary resigns or is removed, TIAA will appoint a successor.

            TIAA pays the independent fiduciary directly. The investment management charge deducted from the Account's assets and paid to TIAA includes TIAA's costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5% of its annual income, including payment for services to the Real Estate Account during its term as independent fiduciary, from TIAA.

            Your decision as a participant or plan fiduciary to invest in the Account will constitute your approval and acceptance of Institutional Property Consultants, Inc. or any successor to serve as the Account's independent fiduciary, after full and fair disclosure has been made by TIAA, including the disclosure in this prospectus.

                              CONFLICTS OF INTEREST

            TIAA is a nonprofit company and will not accept acquisition or placement fees for services provided to the Account. However, the same people who oversee the Account's real estate and non-real estate investments may also buy, sell, and manage the real estate-related and other investments of TIAA's general account. This could create conflicts of interest.

            The potential for conflicts of interest can arise because TIAA's general account may sometimes compete with the Real Estate Account in the purchase or sale of investments. However, we do not expect many conflicts to arise because the Real Estate Account and TIAA's general account will normally have different investment and sale objectives and will generally not be in the market to purchase or sell the same types of properties at the same time. Whenever the investment or sale objectives of the Real Estate Account and TIAA's general account are similar, we will use the following procedures to eliminate conflicts of interest: The decision, in the first instance, as to whether the Real Estate Account or TIAA's general account will purchase or sell a property will be determined by such factors as which account has cash available to make the purchase, the effect the purchase or sale will have on the diversification of each account's portfolio, the estimated future cash flow of the portfolios with regard to both purchases or sales, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.

            Potential conflicts of interest could also arise because some properties in TIAA's general account may compete for tenants with properties the Account owns or has an interest in.

            The decision as to whether properties owned by the Account or TIAA's general account will lease space to a tenant will be determined by such factors as the tenant's preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

            Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA's management determines, in its sole discretion exercising good faith, is necessary to properly service the

Account.  TIAA  believes  that it has  sufficient  personnel  to  discharge  its
responsibility   to both  the  general  account  and the  Account  and to  avoid conflicts of interest.

Indemnification

            The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"). The Account may make such indemnification out of its assets.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


            The Account began operating on July 3, 1995 and interests in the Account began being offered to participants on October 2, 1995.



            The Account's first real estate acquisition closed on November 22, 1995. Through December 31, 1995, the Account acquired a total of five real estate properties, including two industrial properties, one neighborhood shopping center, and two apartment complexes. Since December 31, 1995, the Account has purchased an office property. The Account is in various stages of negotiations with a number of prospective sellers for additional real estate purchases.


Results of Operations


            From July 3 to December 31, 1995, the Account's net investment income, after deduction of all expenses, was $2,640,397. In addition, the Account had net realized and unrealized gains on investments of $35,603. This resulted in a cumulative total return of 2.57% for that six month period. Much of the Account's investment income received during 1995 was generated by short-term investments. However, as the Account approaches its objective of being approximately 70% to 80% invested in real estate, the Account's future investment income will be affected to a greater degree by its real estate holdings. Assuming little change in underlying economic conditions, this increase in real estate holdings should have a positive impact on the Account's total return.



            Interest income on the Account's short-term investments totaled $2,820,229 and its dividend income totaled $8,671 through December 31, 1995. Gross real estate income through this same date was $165,762. Total property-level expenses through December 31, 1995 were $43,832 and were comprised of real estate taxes and other operating expenses. Through December 31, 1995, the Account also incurred expenses of $228,136 for investment management services provided by TIAA, $66,320 for administrative and distribution services provided by TIAA-CREF Individual and Institutional Services, Inc., and $16,582 for the mortality and expense risks and liquidity guarantee provided by TIAA. Because the Account began accepting contributions from participants on October 2, 1995, the charges for administrative and distribution services, as well as for mortality and expense risks and the liquidity guarantee only began as of that date.


Liquidity and Capital Resources


            In addition to TIAA's initial $100 million seed money investment, the Account has received over $17.5 million in premiums and net participant transfers from accumulations in other TIAA and CREF accounts and has earned $2,640,397 in net investment income. Real estate properties totaling $43,989,665 were purchased during November and December 1995. At December 31, 1995, the Account's liquid assets (cash and short-term investments) were $73,948,731. Much of this amount will be used by the Account to purchase additional suitable real estate properties. The remaining assets will continue to be invested in short-term instruments to meet expense needs and redemption requests (e.g., cash withdrawals or transfers).



            If the Account's cash flow from operations (e.g., premiums and investment income) and from available liquid assets is not enough to meet its cash needs including redemption requests, the Account will fund redemptions by having TIAA's general account purchase liquidity units, in accordance with the liquidity guarantee.



            TIAA will begin redeeming the accumulation units related to its seed money investment on October 2, 1997, or the date the Account's assets first reach $200 million, whichever comes first. After that, TIAA will redeem a portion of the accumulation units related to its seed money investment monthly, according to a five- year repayment schedule approved by the New York Insurance Department.



            No major capital expenditures for any of the five properties purchased during 1995 were made in 1995 or are expected to be made in 1996. There are no leases expiring in the industrial properties or in the neighborhood shopping center in 1996, so we do not expect to incur any construction costs or leasing commissions in order to re-lease space. For the apartment complexes, we expect to incur only routine recurring costs to re-lease apartments that become vacant, i.e. painting and carpet cleaning or replacement.



Effects of Inflation

            In recent years, inflation has been modest. To the extent that inflation may increase property operating expenses in the future, such increases can generally be billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, to the extent there is unrented space in a property, the Account may not be able to recover the full amount of such increases in operating expenses.




                               VALUATION OF ASSETS

            We value the Account's assets as of the close of each valuation day. The Account's net asset value at the end of any valuation day is equal to the sum of: (i) the value of the Account's cash, cash equivalents, and short-term and other debt instruments; (ii) the value of any of the Account's other securities investments; (iii) the value of the individual real properties and other real estate-related investments owned by the Account, determined as described below; and (iv) an estimate of the accrued net operating income earned by the Account from real properties and certain other real estate-related investments, reduced by the Account's liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account (see "Expense Deductions," page 37).


            Your premiums purchase accumulation units. The Account calculates accumulation unit values daily. Accumulation unit value depends on the Account's net investment income and any realized and unrealized capital gains or losses from its investments. Your retirement income is based on annuity units. We calculate annuity unit values for each year on March 31, but each month we also calculate interim annuity unit values that remain in effect until the next March 31 (for more, see "Annuity Payments," page 53).


            Our valuation procedures are described below. The independent fiduciary approves these procedures and any changes to them (see page 27).



Valuing Real Estate-Related Investments

            Valuation Methods for Real Property. Individual real properties including purchase-leasebacks and joint ventures will initially be valued at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) However, we could use a different value in appropriate circumstances.

            After this initial valuation, an independent appraiser will value properties at least once a year. The independent fiduciary must approve all independent appraisers that the Account hires. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

            Quarterly, we will conduct an internal review of each of the Account's properties. We'll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We'll continue to use the revised value to calculate the Account's net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

            The Account's net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We'll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.


            Valuation Methods for Conventional Mortgages. Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll value the Account's fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans of comparable maturity). We'll also use this method for foreign mortgages with conventional terms.



            We'll adjust mortgage values quarterly using this formula, unless we believe that it's necessary to adjust them more frequently. We'll get information about commercial lenders by surveying typical lending institutions and from other sources.


            Valuation Methods for Participating Mortgages. Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll calculate the values of the Account's mortgage loans with participation features. To do so we'll make various assumptions about occupancy rates, rental rates, expense levels, capitalization rates upon sale, and other things. We'll use these assumptions to project the cash flow from each investment over the term of the loan, or sometimes over a shorter period. For these purposes, cash flow includes fixed interest, the participation feature, and any anticipated share in sale proceeds. To calculate asset value, we'll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. Although we use this time period to calculate asset values, it doesn't mean that the Account will actually hold the investment for that period. We chose it simply as a frame of reference for estimating asset values.

            After we calculate estimated cash flows and sale proceeds, we discount them to their present value (using rates appropriate to then-current market conditions). We can then estimate the value of the mortgage.

            Net Operating Income. The Account usually receives operating income from its real properties and other real estate- related investments intermittently, not daily. We believe it is fairer to participants to estimate the Account's net operating income rather than applying it when we actually receive it. Therefore, we assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. However, because these estimates might not turn out to be accurate, you bear the risk that, until we adjust the estimates, we could be under- or overvaluing the Account.

            The Account's estimated net operating income from real estate assets will be based on estimates of revenues and expenses for each property. Every year, we'll prepare a month-by-month estimate of the revenues and expenses ("estimated net operating income") for each of the Account's properties. Each day, we'll add the appropriate fraction of the estimated net operating income for the month to the Account's net asset value, as determined above. In effect, the Account will have a daily accrued receivable equal to the estimated net operating income from each of its properties.

            Every month, the Account will receive a report of actual operating results for each property ("actual net operating income"). We will then recognize the actual net operating income on the accounting records of the Account. We will also adjust accordingly the daily accrued receivable that is then outstanding. As the Account actually receives cash from a property, we'll adjust the daily accrued receivable and other accounts appropriately.

Appraisals and Realizable Value of Investments

            The Account's net asset value won't necessarily reflect the true or realizable value of the Account's assets (i.e., what the Account would get if it sold them). We believe that we use reasonable assumptions, estimates, and formulas to calculate the values of the Account's investments. However, we can't guarantee the Account will receive that amount when it sells a property. We also expect that the Account will sell some of its real properties for cash and notes (i.e., promises to pay in the future), rather than cash alone. In the future, the amount of the note could be greater or less than the amount of the cash.

            TIAA will use annual independent appraisals of the real properties in calculating asset values. However, appraisals are only estimates and don't necessarily reflect an investment's true or realizable value. If necessary, TIAA will have properties appraised more frequently than currently planned.


            Adjustments. We can adjust the values of an investment if we believe events or market conditions have increased or decreased the realizable value of that investment. We might do so, for example, if an event directly affects a property or its surrounding  area.  We could  also make  adjustments  for events  that  affect a borrower's or lessee's ability to make payments on a mortgage loan or leaseback. We can't assure that we will always become aware of each event that might require a valuation adjustment. Also, because our evaluation is based on subjective factors and interpretations, we cannot assure you that we will make adjustments in all cases where changing conditions could affect the value of the real property investments, mortgage loans, or leasebacks.


            The independent fiduciary will approve any adjustments to any valuation of one or more properties which results in an increase or decrease of:
(1) more than 6% of the value of any of the Account's properties since the last independent annual appraisal; (2) more than 2% in the value of the Account since the prior month; or (3) more than 4% in the value of the Account within any quarter. The independent fiduciary will also approve adjustments to any property valuation that are made within three months of the annual independent appraisal.

            Right to Change Valuation Methods. If we decide that a different valuation method would reflect the value of an investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA's valuation methods could change the Account's net asset value. This, in turn, could change the values at which participants purchase Account interests.

Valuing Liquid Investments

            Debt Securities and Money Market Instruments. We value fixed-income securities (including money market instruments) for which market quotations are readily available at the most recent bid price or the equivalent quoted yield for those securities (or those of comparable maturity, quality, and type). We obtain values for money market instruments with maturities of one year or less either from one or more of the major market makers for those securities or from one or more financial information services. We use an independent pricing service to value securities with maturities longer than one year except when we believe prices do not accurately reflect the fair value of these securities.

            Equity Securities. We value equity securities listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

            We value equity securities traded on the NASDAQ Stock Market's National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other
U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

            Foreign Securities. To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

            Investments Lacking Current Market Quotations. We value securities or other assets for which market quotations are not readily available at fair value as determined in good faith under the direction of the Mortgage Committee of TIAA's Board of Trustees and in accordance with the responsibilities of TIAA's Board as a whole.


                MANAGEMENT AND INVESTMENT ADVISORY ARRANGEMENTS

            The Account doesn't have its own management or board of directors. Rather, TIAA employees, under the direction and control of TIAA's Board of Trustees and Mortgage Committee, manage the investment and reinvestment of the Account's assets pursuant to investment management procedures adopted by TIAA for the Account. You don't have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

            TIAA's investment management responsibilities include research and recommending and placing orders for securities, real estate-related investments, and other investments. TIAA's investment management decisions for the Account may be subject to review and approval by the Account's independent fiduciary (see page 27).

            TIAA also provides all portfolio accounting, custodial, and related services for the Account. In performing these services, TIAA employees will act consistent with the Account's investment objective, policies, and restrictions (see page 12).

            TIAA provides all services to the Account at cost. For more about the charge for investment management services, see "Investment Management Expense Deduction," page 37.

            For information about the Trustees and principal executive officers of TIAA, see Appendix B to this prospectus.

                              EXPENSE DEDUCTIONS


            Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, Inc. ("Services"), a non-profit subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of net assets per year.

Investment Management Expense Deduction


            This deduction is for TIAA's investment advice, portfolio accounting, and custodial and similar services, including independent fiduciary and appraisal services. The current daily deduction is equivalent to 0.40% of net assets annually.


Administrative and Distribution Expense Deduction


            This deduction is for Services' administrative expenses, such as allocating premiums and paying annuity income, and for expenses related to the distribution of the contracts. The current daily deduction for the Account is equivalent to 0.23% of net assets annually, of which 0.20% is for administrative services and 0.03% is for distribution services.


Mortality and Expense Risk Deduction


            TIAA imposes a daily charge as compensation for bearing certain mortality and expense risks. The current daily deduction is equal to 0.05% of net assets annually. Accumulations and annuity payments aren't affected by changes in actual mortality experience or by TIAA's actual expenses.


Liquidity Guarantee Deduction


            This deduction is for TIAA's liquidity guarantees. The current daily deduction for the Account is equivalent to 0.02% of net assets annually.


Quarterly Adjustment

            Normally within 30 days after the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there's a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the quarter. TIAA's board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

No Deductions from Premiums or on Withdrawals

            Currently there are no expense deductions from your premiums or amounts you withdraw in cash, although TIAA reserves the right to deduct expenses in the future.

Brokerage Fees and Related Transaction Expenses

            Brokers' commissions, transfer taxes, and other portfolio fees are charged directly to the Real Estate Account.


                              THE ANNUITY CONTRACTS


            TIAA offers the Real Estate Account as a variable component of a number of different accumulating annuity contracts: a Retirement Annuity ("RA"); a Group Retirement Annuity ("GRA"); a Supplemental Retirement Annuity ("SRA"); a Group Supplemental Retirement Annuity ("GSRA"); a Rollover Individual Retirement Annuity ("Rollover IRA"). Subject to regulatory approval, we plan to offer an Individual Retirement Annuity that accepts both direct contributions and rollovers (the "New IRA") and a Keogh Plan Annuity ("Keogh"). (We refer to the Rollover IRA and New IRA collectively as the "IRAs".) In addition, the availability of the Account under the contracts also may be subject to state regulatory approval.



            RAs, SRAs, IRAs, and Keoghs are issued to you directly. GRAs and GSRAs are issued under the terms of a group contract. Neither you nor your beneficiaries can assign your ownership of a TIAA contract to anyone else, except as a result of a qualified domestic relations order as defined by the IRC. Currently TIAA makes no deductions from your premiums, but we reserve the right to do so in the future.


            TIAA also offers the Real Estate Account through various types of income-paying contracts. These are described beginning on page 38. In addition, the Account may be available under certain unallocated TIAA group annuity contracts issued to employers.

Right to Cancel Contract


            You can cancel any TIAA RA, SRA, GSRA, IRA or Keogh contract up to 30 days after you first receive it, unless it's one under which annuity payments have begun. This right to cancel applies only if you don't have an existing TIAA contract, not simply if you're receiving a Real Estate Account contract rider for the first time. To cancel a contract, mail or deliver it and a signed Notice of Cancellation to TIAA's home office. If asked to cancel the contract, TIAA will do so as of its date of issue, then send the entire current accumulation, including premiums, deductions (if any), and investment gains or losses, back to the premium remitter (although in some states we are required to send back your entire premium and any deductions, without accounting for any interim investment results). If you're considering canceling a TIAA contract, consult your employer.


RA and GRA Contracts

            RA and GRA contracts are used mainly for employer-sponsored retirement plans set up under sections 401(a), 403(a), and 403(b) of the IRC. Your rights under these contracts may be subject to vesting requirements under your employer's plan. Occasionally we issue RA or GRA contracts to employers to meet deferred compensation obligations. If you have a deferred compensation agreement, ask your employer about your rights and obligations.


            Depending on the terms of your plan, RA premiums can be paid by your employer, you, or both. If your RA premiums include contributions by both you and your employer, the employer usually remits them in a single combined payment. If you're paying some or all of the periodic premium, your contributions can be in either pre-tax dollars, by salary reduction (i.e., your employer periodically reduces your taxable compensation by a specified sum, and sends an equal amount to TIAA); or after-tax dollars, by payroll deduction -- in either case, subject to your employer's plan. For RAs only, you can make single, non-recurring contributions in any amount directly to TIAA.


            GRA premiums can also include contributions from your employer or both you and your employer. Like an RA, the GRA lets you make pre-tax contributions by salary reduction and after-tax contributions by payroll deduction -- again subject to your employer's plan. You can't make payments directly; your employer has to send them for you. You can also transfer accumulations from another investment choice under your employer's retirement plan to your GRA contract (see page 45).

SRA and GSRA Contracts

            SRA and GSRA contracts are used mainly for voluntary tax- deferred annuity ("TDA") plans set up under section 403(b) of the IRC. The SRA contract is issued directly to you, while the GSRA contract is issued through an agreement between TIAA and your employer. For both SRAs and GSRAs, you pay all premiums in pre-tax dollars via salary reduction. You can't pay premiums directly, though you can transfer amounts from another TDA plan (see below).

Rollover IRA Contracts


            TIAA's Rollover Individual Retirement Annuity ("IRA") is issued under IRC section 408(b). You currently can use it only for tax-deferred funds previously held in an eligible institution's retirement plan or in individual retirement accounts that were themselves set up with amounts originally in an eligible institution-sponsored plan. Subject to regulatory approval, we expect to expand eligibility, so that you or your spouse can also set up a Rollover IRA with funds rolled over from any retirement plan or individual retirement account, as long as such a rollover is permitted by the IRC and as long as you are currently employed by or retired from an eligible institution.

New IRA Contracts

            We plan to issue, subject to regulatory approval, a New IRA contract that accepts the same type of funds that the Rollover IRA currently accepts, the funds it would accept under the expanded eligibility just described, as well as other types of funds. These are:

            (1) Direct payments from anyone employed by an eligible institution or married to an employee. The IRC limits the amount you can contribute, usually to $2,000. See Federal Income Taxes, page 56.

            (2) Contributions to a Simplified Employee Pension (SEP) plan. You can use the New IRA to fund your SEP plan if you have income from self-employment and you're currently employed by or retired from an eligible institution. You can contribute only "qualified income" to (a) an IRA if you do so when you are retired or (b) a SEP plan. Qualified income is income from a work related to your primary academic or research career. You can also use the IRA to accept contributions from an eligible institution's SEP plan. For more information, please contact TIAA.

Keogh Plan Contracts

            Subject to regulatory approval, we expect to offer Keogh certificates. They will be issued under IRC section 401(a) and 403(a). If you own an unincorporated business, you can use them to fund your Keogh plan if you are currently employed by or retired from an eligible institution. The IRC limits the amount you can contribute each year, and contributions must be from qualified income (see above). See Federal Income Taxes, page 55.


Remitting Premiums


            We'll issue you a TIAA contract as soon as we receive your completed application or enrollment form. If you already have a TIAA contract, you will receive a rider permitting you to allocate premiums to the Real Estate Account. You may remit premiums to the Account under RAs, GRAs, or GSRAs only if permitted under your employer's plan. Except as discussed below for the Rollover IRA, your premiums will be credited to the Real Estate Account as of the business day we receive them.



            If we receive premiums from your employer before your application or enrollment form, we'll credit the premiums to the CREF Money Market Account until we receive your form. We'll transfer and credit the amount you've specified to the Real Estate Account as of the business day we receive your completed application or enrollment form.


            If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or don't total 100%, we'll credit your premiums to the CREF Money Market Account until we do receive complete instructions. Any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.


            TIAA doesn't restrict the amount or frequency of premiums to your RA, GRA, and IRA contracts, although we reserve the right to impose restrictions in the future. Your employer's retirement plan may limit your premium amounts, while the IRC limits the total annual premiums to plans qualified for favorable tax treatment (see page 55). Payments to the Rollover IRA must qualify under the IRC as tax free rollovers or transfers.



            Ordinarily (subject to any temporary restriction on acceptance of premiums, described below), TIAA will accept premiums to an accumulating contract at any time. Once your first premium has been paid, your TIAA contract can't lapse or be forfeited for nonpayment of premiums. However, TIAA can stop accepting future payments to both the GRA and GSRA contract at any time.


            Employees or retirees of eligible institutions can also purchase at any time a contract to begin receiving annuity income starting the first day of the following month.

Possible Restrictions on Acceptance of Premiums

            TIAA may, from time to time, temporarily stop accepting premiums for the Real Estate Account if sufficient opportunities are not presented for real estate-related investments at that time. If a decision is made to stop accepting premiums, and you have previously requested that all or a portion of your premiums under a contract be allocated to the Real Estate Account, you will be provided with not less than 30 days' advance written notice and requested to inform us whether you wish to change your allocation instructions. Absent directions to the contrary, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account. When premium restrictions on the Real Estate Account have been removed, amounts arising from premiums allocated to the CREF Money Market Account will remain in that Account unless we receive instructions to transfer them to the Real Estate Account (or other permissible TIAA-CREF or unaffiliated funding vehicles). Allocations to the Account will resume as of the date restrictions on premiums are removed.

Allocation of Premiums


            You can allocate all or part (whole percentages) of your premiums to the Real Estate Account. Allocations are subject to the terms of your employer's plan. TIAA reserves the right to refuse to allocate premiums where the allocation is not consistent with an employer's plan. Amounts can also be allocated to TIAA's traditional annuity or one or more of the investment accounts offered under the companion variable annuity certificates issued by CREF.



            You can change your allocation for future premiums at any time by writing to our home office, calling 1 800 842-2252; however, we reserve the right to suspend or terminate your right to change your allocation by telephone.


Accumulation Units


            Your premiums purchase accumulation units. When you pay premiums or make transfers into the Account, the number of your units will increase; when you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your units will decrease. We calculate how many accumulation units to credit by dividing the amount allocated to the Account by its accumulation unit value for the business day when we received your premium. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the unit value for the business day when we receive your completed transaction request and all required information and documents (unless you ask for a later date). For amounts applied to begin annuity income or death benefits, the accumulation unit value will be the one for the valuation period that ends on the last day of the month that contains the business day when we receive all required information and documentation, unless you or your beneficiary ask for a later date. See "The Annuity Period," page 47, and "Death Benefits," page 50.



            The value of the accumulation units reflects the Account's investment experience (i.e., its accrued real estate net operating income, dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as expense charges against the Account's assets (see page 37). We calculate the accumulation unit values at the end of each valuation day. To do that, we multiply the previous day's values by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:


      A.    The  value  of  the  Account's  net assets at the end of the current
            valuation   period,   less  premiums  received  during  the  current
            valuation  period.

      B. The value of the Account's net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.

            The valuation of accumulation units will be reviewed and approved by the independent fiduciary (see page 27).

The General Account and TIAA's Traditional Annuity


            This prospectus provides information mainly about the Real Estate Account, your TIAA contract's variable component. Premiums remitted under your TIAA contract to TIAA's traditional annuity become part of the general account of TIAA, which includes all TIAA assets, except those in the Real Estate Account or any other TIAA separate investment account. Unlike an investment in the Real Estate Account, in which you bear the investment risk, TIAA bears the full investment risk for all accumulations in TIAA's traditional annuity. For more about TIAA's traditional annuity, see the contract itself.


Transfers  Between  the Real Estate  Account and TIAA's  Traditional Annuity  or
CREF


            Subject to the conditions below, you can transfer some or all of your accumulation in the Real Estate Account to TIAA's traditional annuity or to a CREF certificate. Transfers generally must be for at least $1,000 at a time (or the entire part of your accumulation permitted to be withdrawn, if less). (This minimum doesn't apply to transfers to the TIAA Retirement Loan Contract.) Under RAs, GRAs, and GSRAs, transfers to certain CREF accounts may be restricted by your plan. For more information, contact TIAA (see page 60).


            Similarly, you can transfer some or all of your accumulation in TIAA's traditional annuity or in your CREF certificate to the Real Estate Account (although your employer's plan may restrict your right to transfer any accumulations to the Real Estate Account under RA, GRA, and GSRA contracts). These transfers generally must be for at least $1,000 per account at a time. Transfers from TIAA's traditional annuity to the Real Estate Account under RA and GRA contracts take place in roughly equal installments over a ten-year period via a TIAA transfer payout annuity, or "TPA" (although if you have less than $2,000 in TIAA's traditional annuity, the transfer can take place in one payment). There are no similar restrictions on transfers from TIAA's traditional annuity under SRA, GSRA, or IRA contracts, as long as you are transferring at least $1,000 at a time.


            Currently, you can authorize a transfer at any time during your accumulation period, although we reserve the right to limit transfer frequency in the future. You can also transfer on a limited basis during the annuity period (see page 48). Currently, we don't charge you for transfers to CREF or to TIAA's traditional annuity.


Transfers to Other Companies and Cash Withdrawals from the Real
Estate Account


            If you have a TIAA RA, GRA, or GSRA contract, your ability to move funds from the Real Estate Account to a company other than TIAA or CREF will depend upon the terms of your employer's plan. If the plan permits, you can move some or all of your accumulation to any company approved by your employer. Under a TIAA SRA or IRA contract, however, you may transfer funds from the Real Estate Account to any company without similar plan limitations. If you do transfer some or all of your accumulation to another company, you bear the risk of the investment and tax consequences of your decision.



            Cash withdrawals from your SRA, GSRA, or IRA Real Estate Account accumulation may be made at any time during the accumulation period, subject to any tax law restrictions. Cash withdrawals from your RA or GRA Real Estate Account accumulation may be limited by the terms of your employer's plan. Cash withdrawals usually must be for at least $1,000 (or the entire part of your accumulation permitted to be withdrawn, if less). For more information, see "General Considerations for all Cash Withdrawals and Transfers," page 45, "Tax Issues," page 46 and "Federal Income Taxes," page 55.


            Currently, TIAA does not charge you for transfers to other companies or for cash withdrawals.


            Rules  on  transfers  and  cash  withdrawals  vary  depending  on an
institution's   plan,  so  consult  your  past,  current  and  potential  future employer(s) for more detailed information.



Systematic Withdrawals and Transfers

            You can arrange to have TIAA execute withdrawals and transfers for you automatically. At your request, we will withdraw from your accumulation as cash, or transfer to TIAA's traditional annuity, a CREF certificate, or another company, any fixed number of accumulation units or dollar amount or percentage of accumulation that you specify until you tell us to stop or until your accumulation is exhausted. Currently, the initial amount must be at least $100. The availability of the service is subject to any restrictions in your employer's retirement plan.


Transfers to TIAA from Other Plans

            Ordinarily you can make single-sum transfers from another 403(b) retirement plan to a TIAA contract. Likewise, if your TIAA contract is part of a 401(a) or 403(a) arrangement, you can make single-sum transfers to it from other 401(a) or 403(a) plans if the plan using TIAA and the other 401(a) or 403(a) plan so provide. Amounts transferred from another company to TIAA may still be subject to provisions of the original retirement plan. Under current federal tax law, you can also transfer funds from certain 401(a), 403(a), and 403(b) plans, or from an IRA containing funds originally contributed to such plans, to a TIAA IRA.


General Considerations for All Cash Withdrawals and Transfers



            Current federal tax law restricts the availability of cash withdrawals from any part of your accumulation under voluntary salary reduction agreements (including investment earnings). Such withdrawals are available only if you reach age 59-1/2, leave your job, become disabled, or die. If permitted by your employer's plan, you may also be able to take a cash withdrawal if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. These restrictions don't apply to withdrawals from any IRA. For more about tax consequences, see "Tax Issues" below and page 55.



            You can tell us how much you want to transfer or withdraw in dollars, accumulation units, or as a percentage of the accumulation in the Real Estate Account. Ordinarily, you can't transfer or withdraw any part of an accumulation from which you've already begun receiving annuity income.



            Cash withdrawals and transfers are effective at the end of the business day we receive your withdrawal or transfer request and any required information and documentation. You can instead choose to have transfers and withdrawals take effect at the close of any future business day or the last calendar day of the current or any future month, even if it's not a business day. You can request a transfer to CREF or TIAA's traditional annuity by telephone, or a cash withdrawal of less than $3,500 by telephone or fax. If you do that at any time other than during a business day, it will be effective at the close of the next business day. Transfers to TIAA's traditional annuity begin participating on the next day.



            To request a transfer, write to TIAA's home office, call us at 1 800 842-2252. We reserve the right to suspend or terminate your right to make transfers by telephone. For more about telephone transfers, see page 59.

Tax Issues


            Make sure you understand the possible federal and other income tax consequences of transfers and cash distributions. Transfers between retirement plans set up under the same section of the IRC aren't ordinarily considered taxable distributions; nor are transfers from 401(a), 403(a), and 403(b) plans to any TIAA IRA. Cash withdrawals are usually taxed at the rates for ordinary income. In addition, cash withdrawals also may subject you to early distribution taxes if made prior to age 59 1/2, as well as excess distribution taxes for distributions in excess of $150,000 in one year. For details, see "Federal Income Taxes," page 55.


Texas ORP Restrictions

            If you're in the Texas Optional Retirement Program, section 36.15 of the Texas Education Code says you (or your beneficiary) can redeem some or all of your accumulation only if you retire, die, or leave your job in the state's public institutions of higher education. You're also subject to other distribution restrictions outlined elsewhere in this prospectus.

Spousal Rights


            If you're married, the Retirement Equity Act of 1984 ("REACT") or your employer's plan may require you to get advance written consent from your spouse before certain transactions. They include (1) a cash withdrawal (except from most IRAs); (2) a payment of a retirement transition benefit (see page 50);
(3) a transfer to a retirement plan not covered by ERISA; and (4) a rollover directly from a plan to another plan or an IRA (you don't receive a check). In addition, if you're married at your annuity starting date, REACT or your employer's plan may require that you choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing (see "The Annuity Period," page 47). There are limited exceptions to the waiver requirement -- contact TIAA for more information.


            For more on spousal rights, see "Death Benefits," page 50.

Portability of Benefits

            Once you're fully vested under your employer's RA or GRA plan, you can't lose the benefits you've earned. Length-of-service and other rules vary considerably from plan to plan, so check with your employer to find out your vesting status. Benefits under SRAs, GSRAs, and IRAs are immediately vested and can't be forfeited under any circumstances.

            Under RA contracts, you may also be able to continue paying premiums on your own, subject to federal income tax limits

(see page 55). Whether or not we're receiving premiums to your contract(s), your accumulation will go on participating in the Real Estate Account. You'll retain all rights under your contract until you apply your entire accumulation to begin annuity (or survivor) benefits, transfer it to another company, or take it as a cash withdrawal.


The Annuity Period



            The Real Estate Account is available through a variety of income options. See "Income Options," on page 48. Subject to certain federal tax law restrictions, you can receive income from all or just a part (but not less than $10,000) of your accumulation, so it's possible for you to be both accumulating and receiving retirement benefits at the same time. You can also pick a different income option for different portions of your accumulation, but currently once you've started payments you can't change your income option (except if you picked the Minimum Distribution Option annuity) or annuity partner (if you named one) for that payment stream.



            Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $25.


            The value of the accumulation upon which payments are based will be set at the end of the last calendar day of the month before your annuity starting date. Your payments will vary each year according to the investment results of the Account. For the formulas used to calculate the amount of TIAA annuity payments, see page 55. The total value of your annuity payments may be more or less than your total premiums.


            We'll send your payments by mail to your home address or (on your request) by mail or electronic fund transfer to your bank. If the address or bank where you want your payments sent changes, it's your responsibility to let us know.


Annuity Starting Date


            Generally you pick an annuity starting date (it has to be the first day of a month) when you first apply for a TIAA contract. If you don't, we'll tentatively assume your annuity starting date will be the first day of the month after your 65th birthday. You can change your annuity starting date at any time before annuity payments begin (see page 59). Ordinarily your annuity starting date can't be later than April 1 of the calendar year following the calendar year when you reach age 70-1/2, even if you expect to work beyond then, although there are exceptions if you're in a public institution's plan or certain church plans.


            Ordinarily, annuity payments begin when your annuity starting date arrives; however, the terms of your employer's plan can restrict when you can begin retirement income. For payments to begin on the annuity starting date, we must have received all premiums due under your plan, as well as all information and documentation necessary for the income option you've picked. (For more information, contact TIAA -- see page 60.) If we haven't received all your premiums and the necessary information, we'll defer your annuity starting date until the first day of the month after the premiums and information have reached us. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment.

Allocation and Transfer for Annuity Payments


            Before starting payments from your accumulation, you can transfer (at least $1,000 or the entire accumulation, if less) to TIAA's traditional annuity or to CREF on either an accumulating or income-paying basis. Under RA, GSRA, and GRA contracts, you can transfer to investment vehicles offered by other companies approved for your employer's plan. Under the SRA and IRA contracts, there are no restrictions on transfers to other companies, but be sure to consider the federal and other income tax consequences of the transaction.



Transfers During the Annuity Period



            Once a year after you begin receiving annuity income, you can transfer all or part of the future annuity income payable (i) from the Real Estate Account into a "comparable annuity" (see below) payable from a CREF account or TIAA's traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which have the same income option, first and second annuitant (if any), remaining guaranteed period (if any), and payment mode.



            All transfers during the annuity period will take place on March 31. We must receive your transfer request before the end of the last business day in March in the year you want the transfer to occur. A transfer from a CREF account to the Real Estate Account or vice versa will affect your annuity payments beginning May 1 following the effective date of the transfer. Transfers into TIAA's traditional annuity will be effective on the current April 1. For the formula used to calculate the increase in the number of annuity units in the account you transfer to, see "Calculation of the Number of Annuity Units Payable," page 53.

Income Options


            Both the number of annuity units you purchase and the amount of your income payments will depend on which income option(s) you pick. Your employer's plan, the IRC and ERISA may limit which income options you can use to receive income from an RA or GRA. Ordinarily you'll choose your income option(s) just before you want payments to begin; however, you can make or change your choice(s) at any time before your annuity starting date. Once annuity payments start, you can't change the income option (except in the case of the Minimum Distribution Option annuity, see below) for the accumulation or fraction of accumulation on which they're based.


            If you haven't picked an income option when the annuity starting date arrives for your RA, GRA, SRA, or GSRA, TIAA will assume you want the One-Life Annuity with 10-Year Guaranteed Period if you're unmarried, paid from TIAA's traditional annuity. If you're married, we may assume for you a Survivor Annuity with Half- Benefit to Annuity Partner and 10-Year Guaranteed Period, with your spouse as your annuity partner, paid from TIAA's traditional annuity. See below and "Spousal Rights," page 46.

            If you haven't picked an income option when the annuity starting date arrives for your IRA, we may assume you want the Minimum Distribution Option annuity.

            All Real Estate Account income options are variable, and the amount of income you receive will depend in part on the number and value of your accumulation units being converted.

            The current options are:


            One-Life Annuity with or without Guaranteed Period (a One-Life Annuity). Pays income as long as you live. If you opt for a guaranteed period and you die before it's over, income payments will continue to your beneficiary until the end of the period. If you don't opt for a guaranteed period, all payments end at your death -- so that it would be possible, for example, for you to receive only one payment if you died less than a month after your income started.


            Survivor Annuity Options. Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of survivor annuities, all available with or without a guaranteed period -- Full Benefit to Survivor (a Last Survivor Life Annuity), Two-Thirds Benefit to Survivor (a Joint and Survivor Life Annuity), and a Half-Benefit to Annuity Partner (a Last Survivor Life Annuity).

            Minimum Distribution Option ("MDO") Annuity. Generally available only if you must begin annuity payments under the IRC minimum distribution requirements (see page 58). The option pays an amount designed to fulfill the distribution requirements under federal tax law. You must apply your entire accumulation under a contract if you want to use the MDO annuity. Some employer plans allow you to elect this option earlier -- contact TIAA for more information. See "Contacting TIAA," page 60.


            Under the MDO annuity, it's possible you won't receive income for life. Up to age 90, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you're eligible. Using the option won't affect your right to take a cash withdrawal of any remaining accumulation not yet distributed.


            With respect to any of the income options described above, current federal tax law says that your guaranteed period can't exceed the joint life expectancy of you and your beneficiary or annuity partner (if you have one).



            Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact TIAA. See "Contacting TIAA," page 60.


            Retirement Transition Benefit. Under TIAA's current practice, you may be able to get a "transition benefit" of up to 10% of the value of any part of an RA or GRA accumulation being converted to annuity income. The benefit is paid in a single sum on the annuity starting date. Of course, if your employer allows cash withdrawals, you can take a larger amount (up to 100%) of your accumulation as a cash payment (see page 44).

            Keep in mind that the retirement transition benefit will be subject to current federal income tax requirements and possible early-distribution penalties. See "Federal Income Taxes," page 55, as well as "Spousal Rights," page 46.

Death Benefits


            You can add, remove, or change a beneficiary at any time before you die, although under certain circumstances you may need your spouse's written consent. Under a survivor annuity, your annuity partner can change the beneficiary after you die, unless you've stipulated otherwise.



            You can choose in advance the method by which death benefits should be paid, or you can leave it up to your beneficiaries. You can later change the method of payment you've chosen, and you can stipulate that your beneficiary not change the method you've specified in advance. (To choose, change, or restrict the method by which death benefits are to be paid, you or your beneficiary has to notify us in writing.) We can require that any death benefit be paid under a method that provides an initial monthly payment of at least $25. (We'll calculate the actual amount using formulas you can find on page 55.) You or your beneficiary can use more than one method of payment, but each has to meet the same $25 minimum payment requirement. Once death benefits start under a lifetime annuity (see above), the method of payment can't be changed.



            Ordinarily a beneficiary has to request that death benefits begin within a year of your death. Otherwise we'll start them automatically on the first day of the month in which the first anniversary of your death occurs, making payments over five years unless a beneficiary opts otherwise.



            If you're married at the time of your death, even if you name a beneficiary who isn't your spouse, federal law or your plan may require that your spouse receive an amount actuarially equivalent to one-half the value of any part of your accumulation subject to REACT. Your spouse may, however, consent in writing to waive the right to death benefits. For more on spousal beneficiary rights, contact us or consult your employer's benefits office.



            Unless your employer's plan provides otherwise, if you die before converting your entire accumulation to annuity income and without naming a beneficiary, your surviving spouse (if any) will receive a death benefit, available under any method of payment (see below), actuarially equivalent to half the value of your accumulation. The other half will go to your estate in a single sum. If there is no surviving spouse, the entire death benefit will go in one sum to your estate.


            If you and your annuity partner, if any, die with payments still due under a lifetime annuity with a guaranteed period, your beneficiary(ies) can take the remaining payments as scheduled or as a single-sum payment equal to their commuted value. If you name an estate as your beneficiary, if you haven't named a beneficiary, or if your beneficiary has died, TIAA will pay the commuted value of your payments to your estate in a single sum. Under a survivor annuity, such benefits go to the estate of you or your annuity partner, whoever lives longer. If your beneficiary dies before receiving all payments due, we'll pay the commuted value of the remaining payments to anyone else named to receive it. If no one has been named, the commuted value will be paid to the estate of the last person to receive payments.

            To pay a death benefit,  TIAA must have received all necessary forms and documentation. For more information, contact TIAA (see page 60). Your accumulation will continue participating in the investment experience of your account up to and including the day when your beneficiary's chosen method of payment becomes effective. Single-sum payments are effective at the end of the business day when TIAA has received all the required information and documentation from your beneficiary -- or if he or she chooses, at the end of the last calendar day of the current or any future month. Death benefits under any other method of payment will be calculated on the last day of the calendar month when we receive all required information and documentation -- or if your beneficiary prefers, the last day of a future month. Payments will actually begin on the first day of the month after they've been calculated. (Your first check could be delayed while we process your choice of method of payment.)


Methods of Payment



            TIAA limits the methods of payment for death benefits to those suitable under federal income tax law for annuity contracts. (For more information, see "Taxation of Annuity Benefits," page 56.) With methods offering periodic payments, benefits are usually monthly, but your beneficiary can request to receive them quarterly, semi-annually, or annually instead. Federal law may restrict the availability of certain methods to your beneficiary. At present, the available methods of payment for TIAA death benefits are:
Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once; One-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period; Accumulation-Unit Deposit Option (described below); and the Minimum Distribution Option (described below).



            Accumulation-Unit Deposit Option ("AUDO"). Pays your beneficiary a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in investment experience of the Real Estate Account. To use the AUDO method, the value of the death benefit must be at least $5,000 at the time it takes effect. Special rules apply if your spouse is the beneficiary. Contact TIAA for more information about this option and other methods of payment. See "Contacting TIAA," page 60.



            Minimum Distribution Option ("MDO"). Available only to beneficiaries who must receive income under the IRC's minimum distribution requirements. The MDO death benefit is governed generally by the same rule as the Real Estate Account's MDO annuity (see page 49), but there are additional restrictions under federal income tax law. Under the MDO death benefit, it's possible that your beneficiary won't receive income for life.


            Transfers by a Beneficiary. At the time death benefits begin, or during the AUDO period, your beneficiary can transfer some (at least $1,000, or the entire accumulation if less) or all of the assets in the Real Estate Account to TIAA's traditional annuity or to CREF.


            The beneficiary of an employee at an eligible institution who used another company for his retirement plan savings also may transfer death benefits from the other company to the Real Estate Account for payout under any of the available methods of payment for death benefits.



           Transfers are effective on the last calendar day of the month when we receive all required information and documentation; however, your beneficiary can have us make the transfer effective on the last day of any future month instead. (With the AUDO method, it can be any day of the month.) Currently beneficiaries can make transfers at no charge. We also reserve the right to limit how often a beneficiary can transfer Real Estate Account units and to decline any transfer that would reduce the value of the units still on deposit to less than $5,000.


            For tax issues concerning death benefits, especially those paid as single sums, see "Taxation of Annuity Benefits," page 56.

                               ANNUITY PAYMENTS


            The amount of annuity payments paid to you or your beneficiary ("annuitant") will depend upon the number and the basic value of the annuity units payable. The number of annuity units is initially determined prior to the start of annuity payments. The basic value of an annuity unit is redetermined on March 31 each year, with the resulting changes in annuity payments beginning May
1. These  changes  reflect  the net  investment  experience  of the Real  Estate
Account. Annuitants bear no mortality risk under their contracts. The net investment experience for the twelve months following each March 31 redetermination of the Account's basic annuity unit value will be reflected in the following year's value.


            The formulas for calculating the number and value of annuity units payable are set forth below.

Calculation of the Number of Annuity Units Payable

            When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account is determined by dividing the value of the accumulation in the Account to be applied to provide the annuity payments by the product of the annuity unit value and an annuity factor. The annuity factor at the end of any month is the value of an annuity in the amount of $1.00 per month beginning on the first day of the following month and continuing for as long as such annuity units are payable.

            The annuity factor will reflect interest assumed at the effective annual rate of 4%, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. TIAA guarantees that actual mortality experience will not reduce annuity payments after they have started. TIAA does, however, reserve the right to change, from time to time, the mortality assumptions used to determine the number of annuity units payable for any future conversions of accumulations to provide annuity payments.


            Any transfer during the annuity period from a CREF account to the Real Estate Account or from the Real Estate Account to a CREF account, as described under "Transfers in the Annuity Period," page 48, reduces the number of annuity units in the account you transfer from by the number of annuity units transferred, and increases the number of annuity units in the account you transfer to. The number of annuity units added to the account you transfer to will be based on the formula below.


            When you or any beneficiary receiving annuity income transfers annuity units from a CREF account to the Real Estate Account or vice versa as of any March 31, the number of annuity units added to the account to which units are being transferred will be determined by multiplying the number of annuity units to be transferred by A and B and then dividing that result by the product of C and D as follows:

      A. the annuity unit value, determined on the transfer date, for the account from which annuity units are being transferred.

      B. the value as of March 31, of an annuity in the amount of $1.00 per month beginning on May 1 and continuing for as long as such annuity units are payable. This annuity factor will reflect the mortality assumptions then in use in the Account from which the transfer is being made.

      C. the annuity unit value, determined on the transfer date, for the account to which the annuity units are being transferred.

      D. an annuity factor calculated in the same manner as that described in item B. above, except reflecting the mortality assumptions then in use in the account to which the transfer is being made.

            The value of annuity units transferred from the Real Estate Account to TIAA's traditional annuity as of any March 31 is equal to the number of annuity units multiplied by the annuity unit value determined on the transfer date and by an annuity factor. The annuity factor as of March 31 is the value of an annuity in the amount of $1.00 per month beginning on May 1 and continuing for as long as such annuity units are payable. The annuity factor will reflect the mortality assumptions then in use for the Real Estate Account.

Value of Annuity Units


            The value of the Real Estate Account's annuity units will be determined as of the last calendar day of each month by multiplying the value of the annuity unit as of the last calendar day of the previous month by the net investment factor (as defined on page 43) for the current month and then dividing by the value of $1.00 accumulated with interest at the effective annual rate of 4% for the number of days in the current month. This result is then multiplied by A and divided by B, where A and B are defined as follows:


      A. the value of the annuity fund at the end of the day minus the dollar amount of payments scheduled to be made from the Account on the following day.

      B. the value of the annuity fund at the end of the day minus the product of the value of one annuity unit just prior to this calculation and the number of annuity units scheduled to be paid from the Account on the following day.


The initial value of the annuity unit for a new annuitant is equal to the value determined as of the day before annuity payments start. For participants who have already begun receiving annuity payments as of any March 31, the basic value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of March 31.



Modification and Review



            TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future. The valuation of annuity units will be reviewed and approved by the independent fiduciary (see page 27).


                             FEDERAL INCOME TAXES

            The contracts are designed as annuity contracts under sections 72 and 403 of the Internal Revenue Code ("IRC").


            As a nonprofit educational institution, TIAA's pension business is exempt from federal income tax under section 501(c)(3) of the IRC. Investment income and gains from our pension business are tax-free unless they are unrelated business income, and we conduct our operations to avoid realizing such unrelated business income. If necessary to maintain our tax-exempt status, we can limit the size of premiums paid to TIAA and the circumstances in which they're paid. Any federal or other tax TIAA does incur with respect to the Real Estate Account will affect the value of your accumulation and/or annuity units.


403(b) Plans


            The contracts are tailored for retirement plans set up under section 403(b) of the IRC. Your total annual contributions to section 403(b) annuities can't exceed certain limits. The annual limit for all of your contributions and your employer's contributions on your behalf is the lower of (a) $30,000, (b) $25,000 of your compensation or (c) your "maximum exclusion allowance". Your maximum exclusion allowance is generally 20% of your compensation multiplied by your years of service, less certain prior tax deferred retirement plan contributions. You can usually exclude salary reduction contributions of up to $9,500 from your gross taxable income. There are exceptions to this -- contact your tax advisor for more information.


401(a) and 403(a) Plans


            RA and GRA contracts are also available for 401(a) and 403(a) retirement plans. In a defined-contribution plan meeting certain IRC requirements, the employer contributions to all current 401(a) and 403(a) plans of that employer can't exceed an annual contribution limit: again, $30,000 or 25% of your compensation, whichever is less.


Individual Retirement Annuities


            IRC Section 408 permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or Individual Retirement Account. The amount you can contribute annually is usually limited to $2,000. The New IRA will be designed for these contributions. IRC section 408 also allows money from certain qualified plans to be "rolled-over" to an IRA without losing its tax-deferred status. The Rollover IRA is designed for these rollovers. (The New IRA will also accept them.) There is no limit on the amount that can be rolled over to a Rollover IRA. You can revoke any TIAA IRA up to seven days after you establish it.


Taxation of Annuity Benefits


            Once you take a cash withdrawal or begin annuity payments, the amount you receive is usually included in your gross income for the year and taxed at the rate for ordinary income. You can exclude from your gross income any part of your payment(s) that represents the return of premiums paid in after-tax dollars, but not the part that comes from the tax-deferred earnings of after-tax premiums.

Withholding on Distributions


            We must withhold federal tax at the rate of 20% from the taxable part of most plan distributions paid directly to you. If, however, you tell us to "roll over" the distribution directly to an IRA (offered by TIAA or any other company) or similar employer plan (i.e., to send a check directly to the other company and not to you), we will not withhold any federal tax. The required 20% withholding doesn't apply to payments from IRAs, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over ten or more years, or minimum distribution payments ("noneligible payments").



            For the taxable part of noneligible payments, we usually will withhold federal taxes unless you tell us not to. Usually, you have the right to tell us not to withhold federal taxes from your noneligible payments. However, if you tell us not to withhold but we don't have your taxpayer identification number on file, we still have to deduct taxes.



            Non-resident aliens who pay U.S. taxes are subject to different withholding rules. Contact TIAA for more information.


Early Distributions

            If you want to withdraw funds or begin income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59-1/2, you may have to pay an extra 10% "early distribution" tax on the taxable amount. However, you won't have to pay an early distribution tax on any part of a withdrawal if:

      (1)   the distribution is because you are disabled;

      (2) you separated from your job at or after age 55 and take your withdrawal after that time (not applicable for IRAs);


      (3) you begin annuity income after you leave your job (termination isn't required for IRAs), as long as your annuity income consists of a series of regular substantially equal payments at regular intervals (at least annually) over your lifetime or life expectancy or the joint lives or life expectancies of you and your beneficiary;


      (4) the withdrawal is less than or equal to your medical expenses in excess of 7-1/2% of your adjusted gross income (not applicable for IRAs); or

      (5) you are required to make a payment to someone besides yourself under a Qualified Domestic Relations Order (e.g., a divorce settlement) (not applicable for IRAs).

            If you die before age 59-1/2, your beneficiary(ies) won't have to pay the early distribution penalty.


            Current federal tax law restricts the availability of cash withdrawals and annuity payments from any part of your accumulation under salary reduction agreements (including earnings). These withdrawals and annuity payments are available only if you reach age 59-1/2, leave your job, become disabled, or die. If your employer's plan permits, you may also be able to take a cash withdrawal if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. These restrictions don't apply to withdrawals from an IRA. Any part of your accumulation that has been transferred from a custodial account under section 403(b)(7) will be subject to additional restrictions.


"Excess" Distributions


            If your combined withdrawals or payments from 401(a), 403(a), and 403(b) retirement plans, IRAs, and other tax-deferred savings programs are more than $155,000 in one year, you may have to pay an "excess distribution" tax of 15% of the amount over $155,000.



Death Benefits


            Ordinarily, death benefits are subject to federal estate tax (see "Tax Advice," page 59). Under some retirement programs, an additional 15% estate tax may be imposed on the portion of your accumulation above a certain amount at the time of your death.


Minimum Distribution Requirements and Taxes


            In most cases, payments have to begin from 401(a), 403(a), and 403(b) plans and IRAs by April 1 of the calendar year after the calendar year when you reach age 70-1/2, even if you haven't yet retired. If you don't begin distributions on time, you'll be subject to a 50% excise tax on the amount you should have received but didn't. (See "Minimum Distribution Option Annuity," page 49.)


Deferred Compensation Plans


            TIAA RA contracts are also available for deferred compensation plans. RAs issued under these plans are owned by your employer and subject to the claims of its general creditors. Since special tax rules may apply to these plans, consult with a qualified tax advisor for more information about them.

Tax Advice

            What  we  tell  you  here  about   federal  and  other  taxes  isn't
comprehensive and is for general information only. It doesn't cover every situation. Taxation varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.


                                 GENERAL MATTERS

Choices and Changes

            As long as your contract permits, you (or your annuity partner, beneficiary, or any other payee) can choose or change any of the following: (1) an annuity starting date; (2) an income option; (3) a transfer; (4) a method of payment for death benefits; (5) a date when the commuted value of an annuity becomes payable; (6) an annuity partner, beneficiary, or other person named to receive payments; (7) a cash withdrawal or other distribution; and (8) a repurchase.


            You have to make your choices or changes via a written notice satisfactory to us and received at our home office (see below). Transfers to TIAA's traditional annuity and CREF can currently be made by telephone (see
"Contacting TIAA," below). You can change the terms of a transfer, cash withdrawal, repurchase, or other cash distribution only before they're scheduled to take place. When we receive a notice of a change in beneficiary or other person named to receive payments, we'll execute the change as of the date it was signed, even if the signer dies in the meantime. We execute all other changes as of the date received. As already mentioned, we will delay the effective date of some transactions until we receive additional documentation (see page 48 ).


Telephone Transactions

            You can use our Automated Telephone Service ("ATS") to check your account balance, transfer to TIAA's traditional annuity or CREF, and/or allocate future premiums among the Real Estate Account, TIAA's traditional annuity, and CREF. To use the ATS you need a touch-tone phone. You will be asked to enter your Personal Identification Number ("PIN") and contract number. Please contact us if you have not received a PIN and we will send you one (see "Contacting TIAA," below). The ATS will prompt you through whatever transactions you select. We will use reasonable procedures to confirm that instructions given by telephone are genuine. All calls to the ATS are recorded as a routine part of verification.

Contacting TIAA

            We won't consider any notice, form, request, or payment to have been received by TIAA until it reaches our home office: Teachers Insurance and Annuity Association, 730 Third Avenue, New York, New York 10017-3206. You can ask questions by calling toll- free 1 800 842-2776.

Electronic Prospectus

            If you received this prospectus electronically and would like a paper copy, please call 1 800 842-2733, extension 5509, and we will send it to you.

Signature Requirements

            For some transactions, we may require your signature to be notarized or guaranteed by a commercial bank or a member of a national securities exchange.

Overpayment of Premiums

            If your employer mistakenly sends more premiums on your behalf than you're entitled to under your employer's retirement plan or the IRC, we'll refund them to your employer as long as we're requested to do so (in writing) before you start receiving annuity income. Any time there's a question about premium refunds, TIAA will rely on information from your employer. If you've withdrawn or transferred the amounts involved from your accumulation, we won't refund them.

Payment to an Estate, Guardian, Trustee, etc.

            We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

Benefits Based on Incorrect Information

            If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by the Account, appropriate adjustments will be made.

Proof of Survival

            We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If this proof is not received after a request in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.


                          DISTRIBUTION OF THE CONTRACTS

            The contracts are offered continuously by the personnel of TIAA-CREF Individual & Institutional Services, Inc. ("Services"), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Teachers Personal Investors Services, Inc. ("TPIS"), which is also registered with the SEC and is a member of the NASD, may also participate in the distribution of the contracts on a limited basis. As already noted, distribution costs are covered by a deduction from the assets of the Account; no commissions are paid in connection with the distribution of the contracts. Anyone distributing the contracts must be a registered representative of Services or TPIS, whose main offices are both at 730 Third Avenue, New York, New York 10017-3206.


                               PERIODIC REPORTS

            As long as you have an accumulation in the Account, you will be sent a statement each quarter which sets forth the following:

      (1)   premiums paid during the quarter;

      (2) the number and dollar value of accumulation units in the Real Estate Account credited to you during the quarter and in total;

      (3)   cash withdrawals from the Account during the quarter;

      (4) any transfers between the Account and TIAA's traditional annuity or CREF during the quarter;

      (5) any repurchase or transfer to a funding vehicle other than TIAA or CREF during the quarter, if an amount remains in your accumulation after those transactions; and

      (6)   the amount applied to begin annuity payments during the quarter.

                               STATE REGULATION

            TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department ("NYID") as well as by the insurance regulatory authorities of certain other states and jurisdictions.

            TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account's books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.


                                  LEGAL MATTERS

            All matters involving the application of state law to the contracts, including TIAA's right to issue the contracts, have been passed upon by Charles
H. Stamm, Executive Vice President and General Counsel of TIAA. Legal matters relating to the federal securities laws have been passed upon by Sutherland, Asbill & Brennan, Washington, D.C.


                                     EXPERTS

            The financial statements of TIAA and the Real Estate Account included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.


                                LEGAL PROCEEDINGS

            The assets of the Real Estate Account are not subject to any legal actions. TIAA is not involved in any legal action that we consider material to its obligations to the Real Estate Account.

                            ADDITIONAL INFORMATION

            A registration statement under the Securities Act of 1933 has been filed with the SEC by TIAA on behalf of the Real Estate Account related to the offering described in this prospectus. This prospectus does not include all the information set forth in the registration statement. The omitted information may be obtained at the SEC's principal office in Washington, D.C., upon payment of the prescribed fee.

            Further information may be obtained from TIAA at Teachers Insurance and Annuity Association of America, 730 Third Avenue, New York, New York 10017-3206.


                             FINANCIAL STATEMENTS

            The financial statements of the Real Estate Account and TIAA follow.

            The financial statements of TIAA should be distinguished from the financial statements of the Real Estate Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Real Estate Account.


[FINANCIAL STATEMENTS TO BE FILED BY AMENDMENT]

                          INDEX TO FINANCIAL STATEMENTS
                                                                            Page
TIAA REAL ESTATE ACCOUNT
Report of Management Responsibility.........................................F-

Report of Independent Auditors..............................................F-

Audited Financial Statements

Statement of Assets and Liabilities -  December 31, 1995....................F-

Statement of Operations (For Period
  from July 3, 1995 (commencement of operations)
  to December 31, 1995).....................................................F-

Statement of Changes in Net Assets (For Period
  from July 3, 1995 (commencement of operations)
  to December 31, 1995).....................................................F-

Statement of Cash Flows (For Period from
  July 3, 1995 (commencement of operations)
  to December 31, 1995).....................................................F-

Notes to Financial Statements...............................................F-


TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
Report of Management Responsibility.........................................F-

Report of Independent Auditors..............................................F-

Audited Financial Statements

Balance Sheets -- December 31, 1995 and 1994.................................F-

Statements of Operations -- For the Years Ended
  December 31, 1995, 1994 and 1993..........................................F-

Statements of Changes in Contingency Reserves -- For the Years
  Ended December 31, 1995, 1994 and 1993....................................F-

Statements of Cash Flows -- For the Years Ended
  December 31, 1995, 1994 and 1993..........................................F-

Notes to Financial Statements...............................................F-

[FINANCIAL STATEMENTS TO BE FILED BY AMENDMENT]

                                  APPENDIX A

                            DESCRIPTION OF PROPERTIES


MULTI-FAMILY RESIDENTIAL COMPLEXES

Brixworth Apartments -- Atlanta, Georgia

            On December 28, 1995, the Account purchased the fee interest (i.e., ownership of underlying land and all buildings and other improvements on the land) in Brixworth Apartments, a first class garden apartment complex located in Atlanta, Georgia, for a purchase price of approximately $15.6 million. The property is not subject to a mortgage.

            Brixworth Apartments was built in 1989 and is located on approximately 10.8 acres of land. The complex contains 271 one-and two- bedroom apartment units in 11 three story buildings, with each unit containing such amenities as a washer and dryer and a patio or balcony. Building exteriors are brick and wood. There are 420 parking spaces in the complex. Residents have use of an on-site clubhouse, which includes a fitness center and swimming pool. Brixworth Apartments is currently 97% occupied, and according to the Seller, has experienced between 93% and 97% occupancy over the prior five year period. Average monthly rents are $699 per unit. Rents are comparable with competitive communities and are not subject to rent regulation. The Account will be responsible for the expenses of operating the property.

            Brixworth Apartments is located in northeast Atlanta in DeKalb County, near several shopping facilities and employment centers. Atlanta has experienced positive population and employment growth over the last 15 years and serves as the financial and administrative center for the southeastern United States.

The Greens at MetroWest Apartments -- Orlando, Florida

            On December 15, 1995, the Account purchased the fee interest in The Greens at MetroWest, a luxury garden apartment complex located in Orlando, Florida, for a purchase price of approximately $12.5 million. The property is not subject to a mortgage.

            The Greens at MetroWest Apartments was built in 1990, and is located on approximately 16.7 acres of land. The complex consists of 200 one- and two-bedroom units in 27 two story buildings, with each unit containing such amenities as a washer and dryer, a screened porch, and, in many of the units, a fireplace and vaulted ceilings. Building exteriors are stucco with concrete tiled roofs. There are 402 parking spaces in the complex. Residents have use of an on-site clubhouse, which includes an exercise facility and swimming pool. The complex is currently 93% occupied, with monthly rents averaging $778 per unit. Rents are comparable with competitive complexes and are not subject to rent regulation. The Account will be responsible for the expenses of operating the property.

            The complex is located in the 1,800 acre master planned development of MetroWest which contains an 18 hole golf course. Its proximity to several major highways gives residents easy access to Orlando's major employment centers. Orlando has experienced strong population and employment growth during the last decade. While tourism and entertainment account for 40% of local jobs, the region's economy is diversifying by attracting "high-tech" industries and is growing in importance as a warehouse and distribution location.

OFFICE BUILDINGS

Southbank Business Park - Phoenix, Arizona

            On February 27, 1996, the Account purchased the fee interest in a 122,609 square foot office/service building in Phoenix, Arizona, for a purchase price of approximately $10.05 million. The property is not subject to a mortgage.

            The building, completed in 1995, is located on approximately 9.9 acres of land with 638 parking spaces. It is currently 100% occupied by four tenants in the service industry, with rents averaging $8.77 per square foot. None of the leases expire until the year 2000, when leases on 65% of the space expire; those leases together represent total annual rent payments of approximately $684,907. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants.

            The building is located within the Southbank Business Park adjacent to the Phoenix Airport and is easily accessible from either side of the Phoenix metropolitan area. Phoenix has experienced positive population and employment growth over the last 15 years. Over 29% of its employment base is comprised of employees in the service industry.

NEIGHBORHOOD SHOPPING CENTERS

Plantation Grove Shopping Center -- Ocoee, Florida

            On December 28, 1995, the Account purchased the fee interest in Plantation Grove Shopping Center, a 73,655 square foot neighborhood shopping center located near Orlando, Florida, for a purchase price of approximately $7.3 million. The property is not subject to a mortgage.

            The center, built in 1995, is located on approximately 14 acres of land with space for 401 cars. It is currently 88% occupied and is anchored by a 47,955 square foot Publix supermarket, a regional supermarket chain. Rents, including a rent guarantee from the seller for the 12% of vacant space, average $10.00 per square foot. Although the terms vary under each lease, most of the expenses for operating the property are either borne or reimbursed by the tenants. Over the next five years, leases on 16% of the center's space expire; those leases together represent total annual rent payments of $162,900 in the year of their expiration. The Publix lease expires in the year 2015.

      The Orlando, Florida area is discussed in the description of The Greens at MetroWest Apartments set forth immediately above.

INDUSTRIAL PROPERTIES

            On November 22, 1995, the Account purchased the fee interest in a warehouse property located near Minneapolis, Minnesota for a purchase price of approximately $4.1 million. Rents on the property, including a rent guarantee from the seller for the 20% of vacant space, average $3.80 per square foot. On December 22, 1995, the Account purchased leasehold interests (i.e., interests in the leases on the underlying land and ownership of the buildings and other improvements on the land) in two warehouse properties located in El Paso, Texas for an aggregate purchase price of approximately $4.4 million dollars. Rents on the properties average $2.71 per square foot, after payment of the ground rent. Although the terms vary under each lease, most of the expenses for operating each of the properties are either borne or reimbursed by the tenants. None of the properties are subject to a mortgage.

      Set forth below are further details relating to each facility:

                                                                       Lease
                        Building     Year       Current      Major     Expira-
Property                Size         Built      Occupancy    Tenants   tion Date
                        (sq. ft.)

Fridley,
Minnesota
 Industrial Blvd.       100,584      1995       80%         Packaging   2005
                                                            Materials,
                                                            Inc.

El Paso, Texas
 Butterfield warehouse   80,000      1980       100%        Rockwell    2000
 Zane Gray warehouse    103,600      1981       100%       D.J. Inc.    2003

                                        APPENDIX B

                                    MANAGEMENT OF TIAA

            The Trustees and principal executive officers of TIAA, and their principal occupations during the last five years, are as follows:

Trustees


David Alexander, 63.
American Secretary, Rhodes Scholarship Trust, and Trustees' Professor, Pomona College. Formerly, President, Pomona College, until 1991.



Marcus Alexis, 64.
Board of Trustees, Professor of Economics and Professor of Management and Strategy, Northwestern University.


A. Howard Amon, Jr., 68.
Retired Vice President and Director of Real Estate, J. C. Penney, Inc.


Jenne K. Britell, 53.
Executive Vice President, since June 1995, and Chief Lending Officer and General Manager, Mortgage Banking, The Dime Savings Bank of New York, FSB, since 1993. Formerly, Chairman and Chief Executive Officer, HomePower, Inc., from 1990 until 1993, and Chairman of the Management Board, Polish-American Mortgage Bank, Inc. (Warsaw), from June 1992 until April 1993.


Willard T. Carleton, 61.
Karl  L.  Eller   Professor   of  Finance,   College  of  Business   and  Public
Administration, University of Arizona.


Robert C. Clark, 52.
Dean and Royall Professor of Law, Harvard Law School, Harvard University.



Flora Mancuso Edwards, 51.
Professor of English as a Second Language, Middlesex County College, since October 1995. Formerly, President, Middlesex County College until October 1995.


Estelle A. Fishbein, 61.
General Counsel of The Johns Hopkins University since 1975. Elected Vice President and General Counsel of the University, April 1991.


Frederick R. Ford, 60.
Executive Vice President and Treasurer, Purdue University.


Ruth Simms Hamilton, 58.
Professor, Department of Sociology and Urban Affairs Programs, and Director, African Diaspora Research Project, Michigan State University.

Dorothy Ann Kelly, O.S.U., 66.
President, College of New Rochelle.


Robert M. O'Neil, 61.
Professor of Law, University of Virginia and Director, The Thomas Jefferson Center for the Protection of Free Expression.



Leonard S. Simon, 59.
Chairman, President and Chief Executive Officer, RCSB Financial, Inc., since September 1995. Formerly, Chairman and Chief Executive Officer, The Rochester Community Savings Bank, from 1984 until September 1995.



Ronald L. Thompson, 46.
Chairman of the Board and Chief Executive Officer, Midwest Stamping Co. Formerly, Chairman of the Board and President, The GR Group, until 1993.


Paul R. Tregurtha, 60.
Chairman, Chief Executive, and Director, Mormac Marine Group, Inc.; Vice Chairman and Director, The Interlake Steamship Company; Chairman and Director, Moran Transportation Company; and Chairman, MAC Acquisitions, Inc.


Charles J. Urstadt, 67.
Chairman and President, HRE Properties (a real estate investment trust).



William H. Waltrip, 58.
Interim Chairman and Chief Executive Officer, Bausch & Lomb Inc., since January 1996. Chairman and Chief Executive Officer, Technology Solutions Company, since 1993. Formerly, Chairman and Chief Executive Officer, Biggers Brothers, Inc., and Vice Chairman, Unifax, from 1991 until 1993.


Officer-Trustees

John H. Biggs, 59.
Chairman and Chief Executive Officer, TIAA and CREF, since 1993. Formerly, President and Chief Operating Officer, TIAA and CREF.


Thomas W. Jones, 46.
Vice Chairman, TIAA and CREF, since 1995. President and Chief Operating Officer, TIAA and CREF, since 1993. Formerly, Executive Vice President, Finance and Planning, TIAA and CREF.



Martin L. Leibowitz, 59.
Vice Chairman and Chief Investment Officer, TIAA and CREF, since 1995. Formerly, Managing Director -- Director of Research and member of the Executive Committee, Salomon Brothers, Inc.

Other Officers


Richard L. Gibbs, 49.
Executive Vice President, TIAA and CREF, since 1993, and Vice President, TIAA-CREF Investment Management, Inc. ("Investment Management") and TIAA-CREF Individual & Institutional Services, Inc. ("Services"), since 1992; Executive Vice President, Teachers Advisors, ("Advisors") since 1995. Formerly, Vice President, Finance, TIAA and CREF.



Albert J. Wilson, 63.

Vice President and Chief Counsel, Corporate Secretary, TIAA and CREF, since 1991. Formerly, Vice President, Secretary, and Associate General Counsel, TIAA and CREF.



Richard J. Adamski, 53.

Vice President and Treasurer, TIAA and CREF, since March 1991; Vice President and Treasurer, Investment Management and Services, since 1992; Vice President and Treasurer, Teachers Personal Investors Services, Inc. and Advisors, since 1994. Formerly, Treasurer, TIAA and CREF.

                                          PART II

                         INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.
    Costs of printing and
    engraving                                                   $*
    Legal fees                                                   *
    Accounting fees                                              *
    Miscellaneous                                                *

            TOTAL                                               $*
----------------
* - TO BE FILED BY AMENDMENT


Item 14.  Indemnification of Directors and Officers.

            Trustees, officers, and employees of TIAA may be indemnified against liabilities and expenses incurred in such capacity pursuant to Article Six of TIAA's bylaws (see Exhibit 3(B)). Article Six provides that, to the extent permitted by law, TIAA will indemnify any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a trustee, officer, or employee of TIAA or, while a trustee, officer, or employee of TIAA, served any other organization in any capacity at TIAA's request. To the extent permitted by law, such indemnification could include judgments, fines, amounts paid in settlement, and expenses, including attorney's fees. TIAA has in effect an insurance policy that will indemnify its trustees, officers, and employees for liabilities arising from certain forms of conduct.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers, or employees of TIAA, pursuant to the foregoing provision or otherwise, TIAA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a trustee, officer, or employee in the successful defense of any action, suit or proceeding) is asserted by a trustee, officer, or employee in connection with the securities being registered, TIAA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.


Item 15.  Recent Sales of Unregistered Securities.


            On July 3, 1995, the Account issued 1,000,000 accumulation units to TIAA, at $100 per unit, in consideration of TIAA's $100,000,000 seed money investment. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.

Item 16.  Exhibits and Financial Statement Schedules.

(a)   Exhibits

            (1) Form of Distribution and Administrative Services Agreement by and between TIAA and TIAA-CREF Individual & Institutional Services, Inc. *

            (3)    (A)  Charter of TIAA (as amended) **
                   (B)  Bylaws of TIAA (as amended) **


            (4)    (A)  Forms of RA, GRA, GSRA, SRA, and IRA Real Estate
                        Account Contract Endorsements*

                   (B)  Forms of Income-Paying Contracts *


            (5)    Opinion and Consent of Charles H. Stamm, Esquire***


            (10)   (A)  Independent  Fiduciary  Agreement by and among TIAA, the
                        Registrant,  and  Institutional  Property   Consultants,
                        Inc. *
                   (B) Custodial Services Agreement by and between TIAA and Morgan Guaranty Trust Company of New York with respect to the Real Estate Account *

            (23)   (A)  Opinion and Consent of Charles H. Stamm, Esquire
                        (filed as Exhibit 5)
                   (B) Consent of Sutherland, Asbill & Brennan***
                   (C) Consent of Deloitte & Touche LLP***


            (27) (A) Financial Data Schedule of the Account's Financial Statements for the period ended December 31, 1995***


--------------------

* Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Account's Registration Statement on Form S-1 filed September 19, 1995 (File No. 33-92990).

** Incorporated herein by reference to the Account's Registration Statement on Form S-1 filed June 1, 1995 (File No. 33-92990).

*** To be filed by Amendment


(b)         Financial Statement Schedules


            TO BE FILED BY AMENDMENT.



Item 17.  Undertakings.

                   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                        SIGNATURES



            Pursuant to the requirements of the Securities Act of 1933, the registrant, TIAA Real Estate Account, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 29th day of February, 1996.


                            TIAA REAL ESTATE ACCOUNT

                              By: TEACHERS INSURANCE AND ANNUITY
                                       ASSOCIATION OF AMERICA


                              By:    /s/ Peter C. Clapman
                                         Peter C. Clapman
                                         Senior Vice President and
                                         Chief Counsel, Investments




            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, trustees and officers of Teachers Insurance and Annuity Association of America, in the capacities and on the dates indicated.

Signature                Title                                           Date
---------                -----                                           ----

  /s/ John H. Biggs
----------------------   Chairman of the Board and Chief Executive       2-29-96
John H. Biggs            Officer   (Principal   Executive  Officer)

  /s/ Thomas W. Jones
----------------------
Thomas W. Jones          Vice   Chairman,   President   and   Chief      2-29-96
                         Operating Officer (Principal Financial
                         Officer)  and  Trustee

  /s/ Richard L. Gibbs
----------------------
Richard L. Gibbs         Executive   Vice   President                    2-29-96
                         (Principal Accounting Officer)

Signature of Trustee                Date     Signature of Trustee           Date
--------------------                ----     --------------------           ----


  /s/ Martin L. Leibowitz        2-29-96       /s/ Frederick R. Ford     2-29-96
-----------------------------                --------------------------
Martin L. Leibowitz                          Frederick R. Ford

  /s/ David Alexander            2-29-96       /s/ Ruth Simms Hamilton   2-29-96
-----------------------------                --------------------------
David Alexander                              Ruth Simms Hamilton

  /s/ Marcus Alexis              2-29-96       /s/ Dorothy Ann Kelly     2-29-96
-----------------------------                --------------------------
Marcus Alexis                                Dorothy Ann Kelly, O.S.U.

  /s/ A. Howard Amon, Jr.        2-29-96       /s/ Ronald L. Thompson    2-29-96
-----------------------------                --------------------------
A. Howard Amon, Jr.                          Ronald L. Thompson

  /s/ Jenne K. Britell           2-29-96       /s/ Robert M. O'Neil      2-29-96
-----------------------------                --------------------------
Jenne K. Britell                             Robert M. O'Neil

  /s/ Willard T. Carleton        2-29-96       /s/ Leonard S. Simon      2-29-96
-----------------------------                --------------------------
Willard T. Carleton                          Leonard S. Simon

  /s/ Robert C. Clark            2-29-96       /s/ Paul R. Tregurtha     2-29-96
-----------------------------                --------------------------
Robert C. Clark                              Paul R. Tregurtha

 /s/ Flora Mancuso Edwards       2-29-96       /s/ Charles J. Urstadt    2-29-96
-----------------------------                --------------------------
Flora Mancuso Edwards                        Charles J. Urstadt

  /s/ Estelle A. Fishbein        2-29-96       /s/ William H. Waltrip    2-29-96
-----------------------------                --------------------------
Estelle A. Fishbein                          William H. Waltrip